$10,000,000

TERM LOAN AGREEMENT

Dated as of May 25, 2007

among

THE BOMBAY COMPANY, INC.

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers

THE LENDERS PARTY HERETO,

and

GB MERCHANT PARTNERS, LLC

as Administrative Agent

♦ ♦ ♦

GE CAPITAL MARKETS, INC.

as Sole Lead Arranger

Table of Contents

ARTICLE I	DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS	2
Section 1.1	Defined Terms	2
Section 1.2	UCC Terms	2
Section 1.3	Accounting Terms and Principles.	2
Section 1.4	Interpretation.	2
ARTICLE II	THE FACILITY	2
Section 2.1	Term Loan	2
Section 2.2	Joint and Several Liability.	2
Section 2.3	Repayment of Term Loan	2
Section 2.4	Optional Prepayments	2
Section 2.5	Mandatory Prepayments.	2
Section 2.6	Interest.	2
Section 2.7	Fees.	2
Section 2.8	Application of Payments	2
Section 2.9	Payments and Computations	2
Section 2.10	Evidence of Debt	2
Section 2.11	Breakage Costs; Increased Costs; Capital Requirements	2
Section 2.12	Taxes.	2
Section 2.13	Substitution of Lenders	2
ARTICLE III	CONDITIONS TO LOANS	2
Section 3.1	Conditions Precedent to the Term Loan	2
ARTICLE IV	REPRESENTATIONS AND WARRANTIES	2
Section 4.1	No Encumbrances	2
Section 4.2	Accounts	2
Section 4.3	Inventory	2
Section 4.4	Location of Inventory	2
Section 4.5	Inventory Records	2
Section 4.6	Name, Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number	2
Section 4.7	Due Organization and Qualification; Subsidiaries	2
Section 4.8	Due Authorization; No Conflict	2
Section 4.9	Litigation	2
Section 4.10	No Material Adverse Effect	2
Section 4.11	Fraudulent Transfer	2
Section 4.12	Canadian Benefit Plans and Canadian Pension Plans	2
Section 4.13	ERISA	2
Section 4.14	Environmental Condition	2

i

Section 4.15	Brokerage Fees	2
Section 4.16	Intellectual Property	2
Section 4.17	Leases	2
Section 4.18	Deposit Accounts	2
Section 4.19	Complete Disclosure	2
Section 4.20	Credit Card Receipts	2
Section 4.21	Holding Company and Investment Company Acts	2
Section 4.22	Absence of Financing Statements, etc	2
Section 4.23	Certain Transactions	2
Section 4.24	Regulations U and X	2
Section 4.25	Labor Relations	2
Section 4.26	Indebtedness	2
Section 4.27	Payment of Taxes	2
Section 4.28	Foreign Assets Control Regulations, Etc	2
Section 4.29	No Burdensome Obligations; No Defaults	2
ARTICLE V	REPORTING COVENANTS	2
Section 5.1	Accounting System; Access	2
Section 5.2	Collateral Reporting.	2
Section 5.3	Financial Statements, Reports, Business Plan, Certificates	2
Section 5.4	Right to Inspect; Inventories, Appraisals Audits and Assessments.	2
ARTICLE VI	AFFIRMATIVE COVENANTS	2
Section 6.1	Returns	2
Section 6.2	Maintenance of Properties.	2
Section 6.3	Taxes	2
Section 6.4	Insurance	2
Section 6.5	Location of Inventory	2
Section 6.6	Compliance with Laws, Etc	2
Section 6.7	Leases	2
Section 6.8	Existence	2
Section 6.9	Environmental	2
Section 6.10	Disclosure Updates	2
Section 6.11	Formation of Subsidiaries; Further Assurances	2
Section 6.12	Additional Collateral Covenants	2
Section 6.13	Investment Proceeds, Etc	2
Section 6.14	Immediate Notice to the Administrative Agent.	2
Section 6.15	Certain Subsidiaries	2
Section 6.16	Further Assurances	2
Section 6.17	Governing Documents	2

Section 6.18	Deposit Accounts; Securities Accounts and Cash Collateral Accounts.	2
Section 6.19	Release of Eligible Real Property	2
Section 6.20	Store Closing Sale	2
Section 6.21	Grant of Non-Exclusive License	2
Section 6.22	Use of Proceeds	2
ARTICLE VII	NEGATIVE COVENANTS	2
Section 7.1	Indebtedness	2
Section 7.2	Liens	2
Section 7.3	Restrictions on Negative Pledges and Upstream Limitation.	2
Section 7.4	Restrictions on Fundamental Changes	2
Section 7.5	Disposal of Assets; Sale and Leaseback	2
Section 7.6	Change Name; Change Governing Documents	2
Section 7.7	Prepayments and Amendments	2
Section 7.8	Consignments	2
Section 7.9	Distributions	2
Section 7.10	Accounting Methods	2
Section 7.11	Investments, Acquisitions	2
Section 7.12	Transactions with Affiliates	2
Section 7.13	Suspension	2
Section 7.14	Inventory with Bailees	2
Section 7.15	Store Openings and Closings	2
Section 7.16	Securities Accounts	2
Section 7.17	Deposit Accounts, Credit Card Agreements, etc	2
Section 7.18	Employee Benefit Plans.	2
Section 7.19	Margin Regulations	2
Section 7.20	Amendments to First Lien Credit Agreement	2
Section 7.21	Acquisition of First Lien Debt, Notes	2
Section 7.22	Potential Conflicts of Interest	2
Section 7.23	Financial Covenants.	2
ARTICLE VIII	EVENTS OF DEFAULT	2
Section 8.1	Definition	2
Section 8.2	Remedies	2
ARTICLE IX	The Administrative Agent	2
Section 9.1	Appointment and Duties	2
Section 9.2	Binding Effect	2
Section 9.3	Use of Discretion	2
Section 9.4	Delegation of Rights and Duties	2
Section 9.5	Reliance and Liability	2

Section 9.6	Agent Individually	2
Section 9.7	Lender Credit Decision	2
Section 9.8	Expenses; Indemnities	2
Section 9.9	Resignation of Administrative Agent.	2
Section 9.10	Release of Collateral or Guarantors	2
Section 9.11	Additional Secured Parties	2
ARTICLE X	Miscellaneous	2
Section 10.1	Amendments, Waivers, Etc	2
Section 10.2	Assignments and Participations; Binding Effect	2
Section 10.3	Costs and Expenses	2
Section 10.4	Indemnities	2
Section 10.5	Survival	2
Section 10.6	Limitation of Liability for Certain Damages	2
Section 10.7	Lender-Creditor Relationship	2
Section 10.8	Right of Setoff	2
Section 10.9	Sharing of Payments, Etc	2
Section 10.10	Marshaling; Payments Set Aside	2
Section 10.11	Notices	2
Section 10.12	Electronic Transmissions	2
Section 10.13	Governing Law	2
Section 10.14	Jurisdiction	2
Section 10.15	Waiver of Jury Trial	2
Section 10.16	Severability	2
Section 10.17	Execution in Counterparts	2
Section 10.18	Entire Agreement	2
Section 10.19	Use of Name	2
Section 10.20	Non-Public Information; Confidentiality	2
Section 10.21	Judgment Currency	2
Section 10.22	Patriot Act Notice	2
Section 10.23	Intercreditor Agreement	2

SCHEDULES

                                    Schedule I - Term Loan Amount
                                    Schedule 4.7 -  Subsidiaries
                                    Schedule 4.9 - Litigation
                                    Schedule 4.14 - Environmental Condition
                                    Schedule 4.20 - Credit Card Receipts
                                    Schedule 5.2 - Collateral Reporting
                                    Schedule 7.1 - Existing Indebtedness
                                    Schedule 7.2 - Existing Liens
                                    Schedule 7.13 - Affiliates
                                    Schedule 7.16 - Scheduled Store Closings

EXHIBITS

                                    Exhibit A - Form of Assignment
                                    Exhibit B - Form of Note
                                    Exhibit C - Form of Compliance Certificate
                                    Exhibit D - Form of Guaranty and Security Agreement
                                    Exhibit E - Form of Pledge Agreement

v

This Term Loan Agreement, dated as of May 25, 2007, is entered into among THE BOMBAY COMPANY, INC., a Delaware corporation (the “Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually, as a “Borrower”, and collectively, as the “Borrowers”), the Lenders (as defined below), and GB MERCHANT PARTNERS, LLC (“GBMP”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1  Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts” means an “account” (as defined under the UCC) and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Adjusted Availability” shall mean “Adjusted Availability” as such term is defined in the First Lien Credit Agreement as in effect on the date hereof, including the component definitions thereof as defined in the First Lien Credit Agreement as in effect on the date hereof.

“Administrative Agent” means GBMP, solely in its capacity at the administrative agent and collateral agent for the Lenders.

“Affected Lender” has the meaning specified in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, no Secured Party shall be deemed an Affiliate of the Loan Parties. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.12 hereof: (a) any Person which owns directly or indirectly 20% or more of the Voting Stock of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Aggregate Borrowing Base” shall mean “Aggregate Borrowing Base” as such term is defined in the First Lien Credit Agreement as in effect on the date hereof, including the component definitions thereof as defined in the First Lien Credit Agreement as in effect on the date hereof.

        “Agreement” means this Term Loan Agreement.

“Applicable Margin” means seven percent (7.00%).

“Appraised Value” means the fair market value as determined by an appraisal report conforming to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, in form and substance and from independent appraisers satisfactory to the Administrative Agent in its Permitted Discretion.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Approved Inventory Servicer” means RGIS Inventory Specialists, Western Inventory Service, Washington Inventory Service and any other third parties acceptable to the Administrative Agent in its Permitted Discretion (and which may be affiliated with one of the Lenders).

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Availability” shall mean “Availability” as such term is defined in the First Lien Credit Agreement as in effect on the date hereof, including the component definitions thereof as defined in the First Lien Credit Agreement as in effect on the date hereof.

“Availability Floor” shall mean (i) $10,000,000, during the period from the Closing Date until November 30, 2007, and (ii) $15,000,000 thereafter, provided, that, each Fiscal Year, the Availability Floor may be adjusted, in the Administrative Agent’s Permitted Discretion, based upon the Business Plan for such Fiscal Year that has been accepted by the Administrative Agent in its Permitted Discretion.

“Bailee Acknowledgment” means a record in form and substance satisfactory to the Administrative Agent authenticated by any bailee, warehouseman or other third party in possession of any inventory acknowledging that it holds possession of the applicable inventory for the benefit of the Administrative Agent, on behalf of the Secured Parties.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Bombay Canada” means The Bombay Furniture Company of Canada Inc., a corporation continued under the laws of the Province of Ontario.

“Bombay Kids Inventory” means the inventory of the Borrowers’ marketed and sold under the “Bombay Kids” logo.

“Bombay Office Complex” means Real Property located in Tarrant County, Texas with the legal description known as Lot 1, Block A, Bombay Addition to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Cabinet A, Page 10625, Plat Records of Tarrant County Texas, the office buildings and improvements thereon, the fixtures thereon and the related equipment.

“Books” means all of each Loan Party’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Loan Party’s Records relating to its or their business operations or financial condition, and all of each Loan Party’s goods or general intangibles related to such information).

“Borrower” has the meaning specified in the preamble.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate, in the form set forth as Exhibit _ to the First Lien Credit Agreement, completed with appropriate figures and calculations for the applicable period covered therein and signed by a Responsible Officer.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City, New York, the State of Texas or any day on which dealings in Dollar deposits are carried on in the London interbank market.

“Business Plan” means the business plan of the Borrowers submitted annually to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent in its sole Permitted Discretion.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Bombay Canada has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by Bombay Canada for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Security Documents” means each of the various Canadian security agreements by and among Bombay Canada and the Administrative Agent, and any and all acknowledgments of security, or similar agreements made in favor of the Administrative Agent by Bombay Canada, and any agreement delivered on or after the Closing Date (including by way of supplement to the foregoing) by any Person granting a Lien on the assets of such Person to secure all or any part of the Obligations of, or any bond issued by, Bombay Canada to the Administrative Agent, including, without limitation, any security granted by Bombay Canada pursuant to the laws of the Province of Quebec, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrowers and under the control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Canadian Agent” has the meaning ascribed to it in the First Lien Credit Agreement, as in effect on the date hereof.

“Cash Dominion Event” means (a) the occurrence and continuance of any Event of Default, or (b) the period commencing with each failure by the Borrowers to maintain Adjusted Availability in an amount greater than (i) ten percent (10%) of the Aggregate Borrowing Base for a period of 5 consecutive Business Days or (ii) five percent (5%) of the Aggregate Borrowing Base at any time and, in each case, ending with the occurrence of a Cash Dominion Reversion; provided, however that (y) no more than 2 Cash Dominion Reversions may occur in any 12 month period and (z) if an additional Cash Dominion Event occurs during such 12 month period, no further Cash Dominion Reversions may occur through and including the Maturity Date.

“Cash Dominion Reversion” means that the Borrowers shall have maintained Adjusted Availability in an amount of not less than fifteen percent (15%) of the Aggregate Borrowing Base for a period of 30 consecutive Business Days as evidenced by a Compliance Certificate delivered to the Administrative Agent; provided, however that (a) no more than 2 Cash Dominion Reversions may occur in any 12 month period and (b) if an additional Cash Dominion Event occurs during such 12 month period, no further Cash Dominion Reversions may occur through and including the Maturity Date.

“Canadian Eligible In-Transit Inventory” means inventory of Bombay Canada that does not qualify as Eligible Inventory under clause (b) of the definition of Eligible Inventory solely because it is not at a location in Canada set forth on Schedule 4(b) of the Perfection Certificate or in transit among such locations in Canada and that meets the following criteria, which criteria may be revised by the Administrative Agent in its Permitted Discretion from time to time after the Closing Date:

(a) the inventory was the subject of a Qualified Import Letter of Credit, or was paid for in full by Bombay Canada;

(b) such inventory currently is in transit (whether by vessel, air, or land) to a location set forth on Schedule 4(b) of the Perfection Certificate in Canada that is the subject of a Bailee Acknowledgment or a Collateral Access Agreement;

(c) title to such inventory has passed to Bombay Canada;

(d) such inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent in its Permitted Discretion;

(e) Bombay Canada has provided a certificate to the Canadian Agent that certifies that, to the best knowledge of Bombay Canada, such inventory meets all of Bombay Canada’s representations and warranties contained in the First Lien Credit Documents concerning Eligible Inventory, that Bombay Canada knows of no reason why such inventory would not be accepted by Bombay Canada when it arrives in Canada, and that the shipment as evidenced by the documents conforms to the related order documents; and

(f) if subject to a Qualified Import Letter of Credit, the Underlying Letter of Credit has been drawn upon and the Underlying Issuer has honored such drawing and the Administrative Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-2 or P-2, or better, from S&P or Moody’s, (d) commercial notes and bonds, or variable rate demand notes issued by any commercial institution with a rating of not less than A, as determined by S&P or Moody’s, (e) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (f) Eurodollar deposits, and (g) money market or other mutual funds substantially all of whose assets comprise securities of the types described in preceding clauses (a)-(f) above.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the United States Securities and Exchange Act of 1934, as amended), becomes the beneficial owner (as defined in Rule 13d-3 under such Exchange Act), directly or indirectly, of 50%, or more, of the Voting Stock of Parent, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Closing Date” means May 25, 2007.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Access Agreement” means a waiver or consent in form and substance satisfactory to the Administrative Agent executed by any lessor of Real Property leased by a Borrower (exclusive of retail store locations) or any other Person having a Lien upon, or having rights or interests in, the inventory pledged hereunder or a Bailee Acknowledgment.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Borrowers.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” means an account designated as such on Schedule 8 of the Perfection Certificate.

“Continuing Director” means (a) any member of the Board of Directors who was a director of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract (except for accounts designated as “Store Accounts” on Schedule 8 of the Perfection Certificate), an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 6.11 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Parent) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Cost” means the calculated cost of purchases, as determined from invoices received by a Borrower, such Borrower’s purchase journal or stock ledger, based upon such Borrower’s accounting practices known to the Administrative Agent, which practices are in effect on the date on which this Agreement was executed or subsequently adopted with the written approval of the Administrative Agent. “Cost” does not include the value of any capitalized costs unrelated to the acquisitions of inventory used in the Borrowers’ calculation of cost of goods sold, but may include other charges used in such Borrower’s determination of cost of goods sold and bringing goods to market, all within the Administrative Agent’s Permitted Discretion and in accordance with GAAP.

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to the Administrative Agent and each of which is among the Administrative Agent, the applicable Borrower and the applicable Credit Card Processors.

“Credit Card Issuer” means collectively (a) MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, American Express, Discover, and Diners Club (or their respective successors), and (b) private label credit cards of the Borrowers.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Loan Party with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax or other equivalent service.

“Eligible Assignee” means a bank, insurance company, company, fund or other entity engaged in the business of making or acquiring commercial loans and/or investments, having assets in excess of $100,000,000, or any Affiliate of any member of the Lender Group, or any Approved Fund of any member of the Lender Group, or any Person to whom a Loan Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender Group member’s rights in and to a material portion of such member of such Lender Group’s portfolio of asset based credit facilities.

“Eligible Inventory” means (a) Eligible In-Transit Inventory, and (b) inventory of the relevant Borrower consisting of finished goods held for sale in the ordinary course of such Borrowers’ business located at one of such Borrower’s business locations set forth on Schedule 4(b) of the Perfection Certificate (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by such Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below, which criteria may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the value of Eligible Inventory, inventory shall be valued at the lower of Cost or market on a basis consistent with the Borrower’s accounting practices.

An item of inventory (that is not Eligible In-Transit Inventory) shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid and marketable title thereto (including inventory acquired on consignment);

(b) (i) in the case of the U.S. Borrowers, it is not located at one of the locations in the United States set forth on Schedule 4(b) of the Perfection Certificate or in transit from one such location to another such location, as such locations are updated by the U.S. Borrowers from time to time by written notice to the Administrative Agent, and (ii) in the case of Bombay Canada, it is not located at one of the locations in Canada set forth on Schedule 4(b) of the Perfection Certificate or in transit from one such location to another such location, as such locations are updated by Bombay Canada from time to time by written notice to the Administrative Agent;

(c) except with respect to inventory described in clause (b) of Section 6.5, it is located at a warehouse, distribution center or other real property (other than a retail store location) leased by a Borrower or in a fulfillment center or contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, fulfillment services provider or other applicable third party;

(d) it is located in a contract warehouse or is otherwise stored with a bailee, warehouseman or similar third party unless it is subject to a Bailee Acknowledgment executed by the bailee, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(e) it is not subject to a valid and perfected first priority security the Administrative Agent’s Lien;

(f) it consists of goods returned or rejected by a Borrower’s customers unless such goods are repackaged and saleable in the ordinary course of such Borrower’s business; or

(g) other than saleable clearance goods arising in the ordinary course of business consistent with past practice, consists of goods that are obsolete or slow moving (for example, more than 18 months old), custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, and “seconds,” or inventory acquired on consignment.

“Eligible In-Transit Inventory” means collectively, Canadian Eligible In-Transit Inventory and U.S. Eligible In-Transit Inventory.

“Eligible Real Property” means the Real Property consisting of the Bombay Office Complex and which is subject to the Mortgage and a Lien in favor of the Administrative Agent for the benefit of the relevant Secured Parties and upon which no other Liens exist, other than Permitted Liens.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC §1251 et seq. the Toxic Substances Control Act, 15 USC §2601 et seq. the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is under common control, or treated as a single employer, with a Borrower under §414 of the Code.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

“Event of Default” has the meaning specified in Section 8.1.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of May 25, 2007, addressed to the Parent from the Administrative Agent and accepted by the Parent, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“FEIN” means Federal Employer Identification Number.

“Financial Statement” means each financial statement delivered pursuant to Sections 4.10 and 5.3.

“First Lien Agent” means General Electric Capital Corporation, in its capacity as Administrative Agent and Collateral Agent for the First Lien Lenders, or its successors in such capacities.

 “First Lien Debt” means the Debt from time to time outstanding under the First Lien Credit Agreement and any other First Lien Credit Documents.

“First Lien Lenders” means the holders of the First Lien Debt.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of October 24, 2006, among the First Lien Agent, GE Canada Finance Holding Company, as Canadian Agent, GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner, the Borrowers, the facility guarantors party thereto and the lenders party thereto, as in effect on the date hereof and, except where the context otherwise so indicates, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

“First Lien Credit Documents” means the First Lien Credit Agreement, together with all other documents and agreements contemplated thereunder and executed in connection therewith.

“Fiscal Period” means one of three fiscal periods in a Fiscal Quarter, the first of such periods comprised of four weeks, the second of such periods comprised of five weeks, and the third of such periods comprised of four weeks, with each of the weeks in a Fiscal Quarter ending on the close of business on a Saturday (except that the last fiscal period in the last Fiscal Quarter of a 53 week year shall be five weeks). There are twelve Fiscal Periods in a Fiscal Year.

“Fiscal Quarter” means one of four thirteen or fourteen week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Saturday of the last week in such quarter.

“Fiscal Year” means the fifty-two or fifty-three week period ending on the Saturday closest to the last day of January of any calendar year.

“Funding Date” shall mean the date on which the conditions set forth in Sections 3.1 have been satisfied and the Term Loan is made hereunder.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Sections 4.10 and 5.3.

“Governmental Authority” means any nation, sovereign or government, any state, province or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governing Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor” means each Subsidiary of Parent or Borrower party to the Guaranty and Security Agreement and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit D, among the Administrative Agent, the Borrowers and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” means, as to any Person means, without duplication: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (f) all obligations owing under Hedging Agreements or similar agreements, (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money, or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Stock issued by such Person or any rights measured by the value of such Stock, (i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, (j) any Guaranty Obligation with respect to any Indebtedness described in any of clauses (a) through (i) above, and (k) every obligation of such Person under any Synthetic Lease.

“Indemnified Matter” has the meaning specified in Section 10.4.

“Indemnitee” has the meaning specified in Section 10.4.

“Initial Projections” means those financial projections, dated March 2007 covering the Fiscal Years ending in January 2007 and January 2008 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and [Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), ]or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally or with creditors, or proceedings seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, or other similar relief.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among the First Lien Agent, the Administrative Agent and the Loan Parties, as amended and in effect from time to time.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, (i) initially, the period commencing on the Funding Date and ending May 31, 2007, and (ii) thereafter, each period commencing on the first day of each month and ending on the last day of such month; provided, however, that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IP Security Agreement” means the Intellectual Property Security Agreement, by the Borrowers in favor of the Administrative Agent, dated as of the Closing Date, together with the exhibits attached thereto.

“ITA” means the Income Tax Act (Canada).

“Leases” means any lease or other agreement, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space.

“Leaseholds” means any lease, leasehold estate or interest of any Borrower in each of the properties at or upon which any such Borrower conducts business, offers any inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Borrower’s interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including, without limitation, any rights of any such Borrower to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

“Lender” means any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Lender Group” means (a) the Lenders, (b) the Administrative Agent and its Affiliates, (c) any other Person to whom Obligations under this Agreement and the other Loan Documents are owing, and (d) the permitted successors and assigns of each of the foregoing.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Base Rate” means, with respect to any Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing in the Wall Street Journal on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Wall Street Journal at such time, the “LIBOR Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” or “Loans” has the meaning set forth in Section 2.1.

“Loan Account” means the account identified in Section 2.9.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement, the Notes, the Guaranty and Security Agreement, the Pledge Agreement, the IP Security Agreement, each Mortgage, the Control Agreements, the Canadian Security Documents, the Fee Letter, any Perfection Certificates and each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” and “Loan Parties” means (a) the Borrowers and (b) each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Secured Parties’ ability to enforce the Obligations or realize upon the Collateral or (c) a material impairment of the validity, enforceability, attachment, perfection or priority of Agent’s Liens with respect to the Collateral.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $7,000,000 in the aggregate.

“Maturity Date” means the earliest to occur of (i) October 24, 2011, (ii) the date on which the maturity of the Obligations is accelerated in accordance with the terms hereof, or (iii) the date of the occurrence of any Event of Default pursuant to Section 8.1(e) or Section 8.1(f) hereof.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a Lien over Real Property in favor of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to a date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid Lien on the Eligible Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Permitted Liens.

“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Loan Party) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Loan.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, any participant, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) the Term Loan, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“Parent” has the meaning specified in the preamble.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Perfection Certificate” means, collectively, (a) the Perfection Certificate submitted by the U.S. Borrowers to the Administrative Agent on the Closing Date, together with the completed responses to the inquiries set forth therein, and (b) the Perfection Certificate submitted by Bombay Canada to the Administrative Agent, together with Bombay Canada’s completed responses to the inquiries set forth therein, each in form and substance reasonably satisfactory to the Administrative Agent, together with any amendments, modifications or supplements thereto.

“Permitted Acquisition” means acquisitions of all or substantially all of the assets of a Person in or of any division or business line of a Person or Stock of a Person; provided, (a) the Administrative Agent shall receive at least 3 Business Days prior written notice of such acquisition, which notice shall include a reasonably detailed description of such acquisition, (b) such assets are located in the United States or Canada (except that such location requirement shall not apply to acquisitions of assets or stores from a licensee or franchisee of any Loan Party) and are those assets of a business that would comply with Section 6.2(d), and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Loan Documents, (c) no Default or Event of Default exists prior to or immediately after giving effect to such acquisition, (d) the Administrative Agent is granted a valid perfected Lien in the assets so acquired to the extent and in the manner contemplated by the Loan Documents (subject only to Permitted Liens) and the applicable Loan Party shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all Liens with respect to the assets so acquired, other than Permitted Liens, have been discharged in full, (e) the seller of such assets or Stock is not an Affiliate of any Loan Party, (f) the terms of such acquisition are on an arms length basis, (g) Section 6.11 is complied with at the time of consummation of such acquisition (or concurrently therewith), (h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition, (i) the applicable Loan Party shall have delivered to Administrative Agent evidence satisfactory to the Administrative Agent that such Loan Party has completed such acquisition in accordance with the terms of the contracts and agreements entered into by such Person in connection with such acquisition, and (ii) certified copies of all such documents shall have been delivered to the Administrative Agent, (i) no additional Indebtedness, contingent obligations or other liabilities shall be incurred assumed or otherwise be reflected on a consolidated balance sheet of the Borrowers after giving effect to such acquisition, except, (i)  ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Borrowers and (ii) Indebtedness otherwise permitted under Section 7.1, (j) after giving effect to any such acquisition, Availability shall not be less than $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections demonstrating that the Borrowers shall have Availability of at least $25,000,000 at all times for the two (2) Fiscal Quarters immediately succeeding such acquisition and (k) such acquisitions are contemplated by the Business Plan.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by any Loan Party of equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by any Loan Party of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by any Loan Party in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by any Loan Party, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, (e) a disposition between the Borrowers, (f) the surrender or waiver of contract rights or the disposition, settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business, for reasonable consideration negotiated on an arm’s length basis, (g) any disposition of defaulted receivables that arose in the ordinary course of business for collection, (h) the entering into of real property leases in respect of any portion of the Bombay Office Complex in the ordinary course of business, (i) inventory sales and other dispositions conducted in accordance with Section 6.19, and (j) the sale of the Eligible Real Property, so long as the Net Cash Proceeds are applied in accordance with Section 2.5(a).

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to a Loan Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party, (e) (i) Investments in a Borrower or Guarantor and (ii) to the extent otherwise permitted hereunder, Investments in any Person that, simultaneously with such Investment becomes a Subsidiary of Parent, and complies with Section 6.11 hereof; provided, however, that after giving effect to any such Permitted Investments pursuant to clauses (e) (ii) above, Availability shall not be less than $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections demonstrating that Borrowers shall have Availability of at least $25,000,000 at all times for the two (2) Fiscal Quarters immediately succeeding such Permitted Investments, (f) Investments in The Bombay Furniture Company, Inc. in an amount not to exceed $5,000,000 in any Fiscal Year; (g) Investments the net aggregate book value of which does not at any time exceed the amount of $1,000,000 and (h) so long as no First Lien Debt is outstanding, investments in (i) commercial notes and bonds or variable rate demand notes, issued by any commercial institution with a rating of not less than A, as determined by S&P or Moody’s, (ii) Eurodollar deposits, and (iii) money market or other mutual funds substantially all of whose assets comprise securities of the types described in the definition of “Cash Equivalents” or clause (h) hereof; provided, that no such Investments permitted under this clause (h) shall be permitted (i) after the occurrence of a Default or Event of Default, and (ii) unless such Investments are pledged to the Administrative Agent as additional Collateral for the Obligations pursuant to such agreements as may be required by the Administrative Agent in its Permitted Discretion.

“Permitted Liens” means (a) Liens held by the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as applicable, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule 7.2, (d) the interests of lessors under operating leases, (e) Liens in favor of the First Lien Agent securing the First Lien Debt, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law including those in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted

Protests, (h) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (j) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) Liens resulting from any judgment or award that is not an Event of Default hereunder, (l) with respect to any Real Property, easements, rights of way, minor encroachments, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (n) Liens resulting from the filing of precautionary UCC financing statements, PPSA registration statements or registrations in Quebec, Canada relating to operating leases of any Loan Party which are entered into in the ordinary course of business and which are limited solely to the assets subject thereto provided that Net Cash Proceeds from such transaction are applied in accordance with Section 2.5(a)(ii), and (o) Liens securing Permitted Office Building Indebtedness so long as such Lien attaches only to the Bombay Office Complex (and insurance proceeds thereof) in connection with any sale leaseback transactions permitted by Section 7.5, provided that Net Cash Proceeds from such transaction are applied in accordance with Section 2.5(a)(ii).

“Permitted Office Building Indebtedness” means, following the release of the Eligible Real Property in accordance with Section 6.19, Indebtedness incurred by a Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed 90% of the appraised value (based upon an independent third-party appraisal) of the portion of the Bombay Office Complex securing such Indebtedness on terms reasonably acceptable to the Administrative Agent.

“Permitted Protest” means the right of Parent or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or any of its Subsidiaries, as applicable, in good faith, and (c) the Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, perfection or priority of any of the Administrative Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2,000,000. In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition Cost of any inventory.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledge Agreements” means the pledge agreement, in substantially the form of Exhibit E, dated as of even date herewith, among the Administrative Agent and certain of the Borrowers.

“PPSA” means the Personal Property Security Act (Ontario), or, where the context requires, the legislation of other provinces or territories in Canada relating to security in personal property generally, including Accounts and inventory, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 5.3(c).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, the percentage obtained by dividing (a) the sum of the outstanding principal amount of the Loan of such Lender on such date by (b) the outstanding principal amount of the Term Loan on such date.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including obligations in respect of Capital Leases), incurred at the time of, or within 20 days after, the acquisition of any fixed assets, including, without limitation, software, for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings thereof under Section 7.1(c).

“Qualified Import Letter of Credit” has the meaning ascribed to it in the First Lien Credit Agreement as in effect on the date hereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified in Section 2.10(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, consultant, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise appointed by or assisting the Administrative Agent pursuant to Section 9.4 or any comparable provision of any Loan Document.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC §9601.

“Required Lenders” means, at any time, Lenders holding in excess of 51% of the principal amount of the Term Loan outstanding at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 5.3(h), documents delivered on the Closing Date or the Funding Date and documents delivered pursuant to Section 6.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“S&P” means Standard & Poor’s Rating Services, or its successor.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale and leaseback transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Solvent” means, with respect to any Person, as of any date of determination, that, as of such date, (i) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person, as of the Funding Date, does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Store Accounts” means an account designated as such on Schedule 8 of the Perfection Certificate.

Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes.

“Taxes” has the meaning specified in Section 2.12.

“Term Loan” has the meaning specified in Section 2.1.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Underlying Issuer” has the meaning ascribed to it in the First Lien Credit Agreement as in effect on the date hereof.

“Underlying Letter of Credit” has the meaning ascribed to it in the First Lien Credit Agreement as in effect on the date hereof.

“United States” means the United States of America.

“U.S. Borrowers” means Borrowers other than Bombay Canada.

“U.S. Eligible In-Transit Inventory” means inventory of the U.S. Borrowers that does not qualify as Eligible Inventory under clause (b) of the definition of Eligible Inventory solely because it is not at a location in the United States set forth on Schedule 4(b) of the Perfection Certificate or in transit among such locations in the United States and that meets the following criteria, which criteria may be revised by the Administrative Agent in its Permitted Discretion from time to time after the Closing Date:

(a) the inventory was the subject of a Qualified Import Letter of Credit, or was paid for in full by a U.S. Borrower;

(b) such inventory currently is in transit (whether by vessel, air, or land) to a location set forth on Schedule 4(b) of the Perfection Certificate  in the United States that is the subject of a Bailee Acknowledgment or a Collateral Access Agreement;

(c) title to such inventory has passed to the applicable U.S. Borrower;

(d) such inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent in its Permitted Discretion;

(e) the Parent has provided a certificate to the Administrative Agent that certifies that, to the best knowledge of the Borrowers, such inventory meets all of the Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible Inventory, that the Borrowers know of no reason why such inventory would not be accepted by the applicable Borrower when it arrives in the United States, and that the shipment as evidenced by the documents conforms to the related order documents; and

(f) if subject to a Qualified Import Letter of Credit, the Underlying Letter of Credit has been drawn upon and the Underlying Issuer has honored such drawing and the Administrative Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholesale” means Bombay International, Inc.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

Section 1.2  UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary”, “security entitlement” and “supporting obligations”.

Section 1.3  Accounting Terms and Principles.

(a)  GAAP. If any change in any accounting practice is required by GAAP (or any successor of the foregoing) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder or in connection herewith may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrowers, the Required Lenders and the Administrative Agent agree to such change. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent, all financial statements and reports furnished to the Administrative Agent or any Lender hereunder shall be prepared, all financial computations and determinations pursuant hereto shall be made, and all terms of an accounting or financial nature shall be construed, in accordance with GAAP.

Section 1.4  Interpretation.

(a)  Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)  Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any amendment, restatement, amendment and restatement or other modification of such agreement, (B) any statute shall be to such statute as amended or otherwise modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITY

Section 2.1  Term Loan. (a)Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make a loan (each, a “Loan” and collectively, the “Term Loan”) to the Borrowers on the Funding Date in the respective original principal amounts set forth on Schedule 2.1 hereto; provided, however, the Funding Date shall have occurred on or before June 4, 2007.

Section 2.2  Joint and Several Liability.

(a)  Notwithstanding any provision to the contrary in any Loan Document, all Obligations of the Borrowers under this Agreement are joint and several Obligations of the Borrowers in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations.

(b)  The provisions of this Section 2.2(b) are made for the benefit of the Secured Parties, and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefore may arise and without requirement on the part of any such Secured Parties first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.2(b) shall remain in effect until all of the Obligations shall have been indefeasibly paid in full or otherwise fully satisfied. If at any time, any payment or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Secured Party upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 2.2(b) will forthwith be reinstated in effect, as though such payment had not been made.

(c)  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any Secured Party with respect to any of the Obligations or any collateral security therefore until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)  Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with Section 2.8(b).

Section 2.3  Repayment of Term Loan. The Borrowers promise to repay the entire unpaid principal amount of the Term Loan on the Maturity Date.

Section 2.4  Optional Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay the outstanding Term Loan in whole or in part, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 1:00 p.m., New York time, subject in each case to the following limitations:

(i)  All prepayments shall be paid to the Administrative Agent for application to the Loans, pro rata, based upon Pro Rata Shares of the Lenders;

(ii)  Each optional prepayment of the Term Loan shall be in an amount equal to $1,000,000 or in an integral multiple of $100,000 in excess thereof;

(iii)  If such prepayment shall occur on or prior to the second anniversary of the Funding Date, such prepayment shall be accompanied by the additional premium required pursuant to Section 2.7(a); and

(iv)  Each notice of prepayment shall specify the prepayment date and the principal amount of the Term Loan to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay the Term Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount of the Loan held by such Lender which is to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)  The Borrowers shall reimburse each Lender on demand for any actual loss incurred or to be incurred by such Lender (i) resulting from any prepayment (for any reason whatsoever, including, without limitation acceleration by virtue of, and after, the occurrence of an Event of Default) of its Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid at a rate of interest equal to the LIBOR Base Rate for such Loan plus the Applicable Margin, for the period from the date of such payment to the last day other than on the last day of the then current Interest Period, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c)  In the event any Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.3(a), the Borrowers, on demand by any Lender, shall pay to the Administrative Agent, for the account of such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

Section 2.5  Mandatory Prepayments.

(a)  Asset Sales and Property Loss Events. Upon receipt on or after the Funding Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale of Eligible Real Property or (ii) and Property Loss Event with respect to Eligible Real Property, the Borrowers shall immediately, if requested by the Required Lenders after advance notice thereto, prepay the Term Loan in an amount equal to all such proceeds, net of amounts used to repay and permanently reduce the First Lien Debt; provided, however, that in the event of a partial Property Loss Event with respect to the Eligible Real Property, (i) the Borrowers may in lieu of such prepayment immediately pay or cause to be paid the insurance proceeds associated with such loss to a segregated account over which the Administrative Agent has a valid perfected Lien for use by the Borrowers solely to repair such loss or damage to property and (ii) the Borrowers shall not be required to pay or cause such proceeds to be paid to the Administrative Agent to the extent (A) the Borrowers reinvest or commit to reinvest such proceeds within 9 months of the occurrence of the partial Property Loss Event and (B) the Borrowers diligently pursue repairing the loss or damage to such Eligible Real Property. The Borrowers shall deliver to the Administrative Agent within 21 days of such partial Property Loss Event an updated appraisal with respect to such Eligible Real Property.

(b)  Application of Payments. Any payments made to the Administrative Agent pursuant to this Section 2.5 shall be applied to the Obligations in accordance with Section 2.7(b).

Section 2.6  Interest.

(a)  Rate. Subject to Section 2.6, the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to, during each Interest Period applicable thereto, the LIBOR Base Rate for such Interest Period, plus the Applicable Margin. Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date, on the Maturity Date (whether by acceleration or otherwise), after such Maturity Date on demand and upon any repayment or prepayment thereof (on the amount prepaid).

(b)  Payments. Interest accrued shall be payable in arrears, (i) if accrued on the principal amount of the Term Loan, at maturity (whether by acceleration or otherwise), and on the last day of each Interest Period, and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)  Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (i) the occurrence of any Event of Default under Sections 8.1(a), 8.1(e) or 8.1(f) or (ii) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrowers during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall, [subject to the Interest Act (Canada)], bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)  Limitation on Interest. [If any provision of this Agreement or of any of the other Loan Documents would obligate any Borrower or any other Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.6, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), such Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Borrower. Any amount or rate of interest referred to in this Section 2.6(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Term Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Funding Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.]

(e)  Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

Section 2.7  Fees.

(a)  Prepayment Fee. In the event that all or any part of the Term Loan is prepaid or repaid for any reason, on or before the second anniversary of the Funding Date, the Borrowers shall pay to the Administrative Agent, an additional premium (to be paid to the Lenders pro rata, in accordance with the original principal amount of their respective Loans, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Term Loan) in an amount equal to: (i) 2.00% of the amount which is prepaid or repaid, if such repayment or prepayment occurs on or at any time prior to the first anniversary of the Funding Date; (ii) 1.50% of the amount which is prepaid or repaid, if such repayment or prepayment occurs at any time after the first anniversary of the Funding Date but on or prior to the second anniversary of the Funding Date; and (iii) 0% thereafter.

(b)  Other Fees. The Borrower shall pay to the Administrative Agent, on behalf of the Lenders, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

(c)  Fee Payment. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

Section 2.8  Application of Payments. (a) Application of Payments. Unless otherwise provided elsewhere in any Loan Document (including the Intercreditor Agreement), all payments and other amounts received by the Administrative Agent and all funds on deposit in any Cash Collateral Account and other proceeds of the Collateral, shall be applied (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, pro rata, in accordance with the amount of such costs, expenses, reimbursements, fees or indemnities then payable to the respective Lenders, (iii) third, to pay interest then due and payable in respect of the Obligations, pro rata, in accordance with the amount of interest payable to the respective Lenders, (iv) fourth, to repay the outstanding principal amounts of the Term Loan, pro rata to the Lenders, in accordance with the outstanding principal amount of their respective Loans, and (v) fifth, to the ratable payment of all other Obligations, pro rata to the members of the Lender Groups, in accordance with the amount of such Obligations payable thereto.

Section 2.9  Payments and Computations. (a) Procedure. (i) The Borrowers shall make each payment under any Loan Document not later than 1:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (the “Loan Account”) (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No.: 026009593

Account No.: 4602287049

Name of Bank: Bank of America - Boston, MA

Account Name: 1093 OnShore Funding

Reference: The Bombay Company

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.8. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.

(b)  Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)  Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)  Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrowers to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)  The Administrative Agent is authorized to, and in its sole discretion may, make Loans on behalf of each Borrower which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, (ii) to enhance the likelihood of repayment of the Obligations, (iii) to pay any other amount due under this Agreement or the other Loan Documents including all fees, costs, charges, expenses and interest owing by the Borrowers under this Agreement and the other Loan Documents if and to the extent the Borrowers fail to pay promptly such amounts as and when due. Amounts advanced under this Section 2.9(e) are payable on demand by the Administrative Agent to the Parent.

Section 2.10  Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from the Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations, acting as agent of the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as such Lender shall notify the Parent) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant in any Obligation and in any right to receive any payment hereunder.

(b)  Records of the Administrative Agent. The Administrative Agent, acting as agent of the Borrower, solely for tax purposes and solely with respect to the actions described in this Section 2.10, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as the Administrative Agent may notify the Borrowers) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations payable under this Agreement, including each Loan, and any assignment of such Obligation or Loan, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the relevant Lenders (and each change thereto pursuant to Section 2.13 and Section 10.2), (B) the amount of each Loan, (C) the amount of any principal or interest due and payable or paid, and (D) any other payment received by the Administrative Agent from the relevant Borrowers and its application to the Obligations.

(c)  Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.9 and Section 10.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)  Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Term Loan in accordance with its terms. In addition, the Loan Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrowers, the Administrative Agent, or such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)  Notes. The Borrowers shall execute and deliver a Note, substantially in the form of Exhibit B, to each Lender in the original principal amount of such Lender’s Loan. Only one Note shall be issued to any Lender, except (i) to an existing Lender exchanging existing its Note to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Note and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.11  Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. Without duplication of the compensation required under Section 2.4(b), the Borrowers shall compensate each Lender, upon demand from such Lender to Parent (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Loan of such Lender to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loan) that such Lender may incur, to the extent any Loan is paid (whether through a scheduled, optional or mandatory prepayment) on a date that is not the last day of the applicable Interest Period. For purposes of this Section 2.11, each Lender shall be deemed to have funded its Loan by using a matching deposit or other borrowing in the London interbank market.

(b)  Increased Costs. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of maintaining its Loan, or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c)  Increased Capital Requirements. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of such Lender’s (or any corporation controlling such Lender ) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender, such Lender could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)  Compensation Certificate. Each demand for compensation under this Section 2.11 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrowers shall pay such Lender, as the case may be, the amount shown due on any such certificate within 10 days after receipt thereof.

Section 2.12  Taxes.

(a)  Except as otherwise provided herein, all payments made by the Borrowers hereunder or under any Note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, assessments and all interest, penalties or similar obligations with respect thereto, but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of a Lender (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) and all interest, penalties or similar liabilities with respect to such excluded taxes (all such non-excluded taxes, levies, imposts, duties, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, including any amount paid pursuant to this Section 2.12(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Borrowers shall not be required to increase any such amounts, but only to the extent in excess of the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.12, payable to the Administrative Agent or any Lender that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 2.12; provided, further, that the foregoing proviso shall not apply to Taxes that are imposed on amounts payable to a Lender or Secured Party at the time such Lender or Secured Party becomes a party hereto (or designates a new lending office), except to the extent that such Lender or Secured Party (or its respective assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.12. After a party hereto learns of the imposition of Taxes, such party will act in good faith to promptly notify the other parties hereto of their respective obligations hereunder. The Borrower will furnish to the Administrative Agent as promptly as possible after the date the payment of any Taxes are due pursuant to applicable law original or certified copies of tax receipts evidencing such payment by the Borrower.

(b)  If any Taxes shall be required by law to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions or withholdings for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.12), such Secured Party receives the amount it would have received had no such deductions or withholdings been made, (ii) the relevant Loan Party shall make such deductions or withholdings, (iii) the relevant Loan Party shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, the amount payable shall not be increased hereunder if the Secured Party fails to comply with the other requirements of this Section 2.12, but only to the extent in excess of the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.12.

(c)  If any Lender claims exemption from, or a reduction of, U.S. withholding tax, such Lender agrees with and in favor of the Administrative Agent and the Borrowers, to deliver to the Administrative Agent and the Parent:

(i)  if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the Code, and (B) two properly completed and executed copies of IRS Form W-8BEN (or successor form), before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(ii)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN (or successor form) before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(iii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI (or successor form) before the first payment of any interest is due under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(iv)  if such Lender claims exemption from backup withholding under the Code, two properly completed and executed copies of IRS Form W-9 (or successor form) before the first payment under this Agreement and at any other time reasonably requested by the Administrative Agent or the Parent;

(v)  such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify the Administrative Agent and the Parent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Lender having sold, assigned, granted or otherwise transferred a participation in any of its Obligations shall collect from such participant the documents described in this clause (c) and provide them to the Borrowers and the Administrative Agent.

(d)  If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(e)  If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (c) of this Section 2.12 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax, and neither the Administrative Agent nor any Borrower shall have a duty under this Section 2.12 to indemnify the Lender in respect of the Taxes so withheld to the extent that they exceed the amount that would have been withheld had the Lender delivered the forms required by clause (c) of this Section 2.12.

(f)  The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Lender for all Taxes (including any imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Lender (or of the Administrative Agent on behalf of such Lender) claiming any compensation under this clause (f), setting forth the amounts to be paid thereunder and delivered to the Parent with copy to the Administrative Agent shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(g)  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 2.12, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent. No Borrower shall be liable under this Section 2.12 for amounts paid by Lender pursuant to this clause (g).

(h)  Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use its reasonable efforts (consistent in its sole discretion with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13  Substitution of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under clause (b) or (c) of Section 2.11, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to clause (b) or (c) of Section 2.11 or Section 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Substitution Right. In the event that any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) or (c) of Section 2.11, (ii) makes a claim for payment pursuant to Section 2.12, or (iii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrowers may either pay in full such Affected Lender with respect to amounts due under this Agreement with the consent of the Administrative Agent or substitute for such Affected Lender any other Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(c)  Procedure. To pay in full the Obligations owed to such Affected Lender, the Parent shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of, in the case of payment in full of the Loan of the Affected Lender, (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and including, without limitation any prepayment fee payable pursuant to Section 2.7(a)), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 10.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Loan of the Affected Lender.

(d)  Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (A) the Affected Lender shall be relieved of, and, if applicable, the Substitute Lender shall purchase and assume, all rights and claims under the Loan Documents with respect to such Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations, (B) the Substitute Lender, if applicable, shall become a “Lender” hereunder having a Loan in the amount of such Affected Lender’s Loan and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver its Note; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1  Conditions Precedent to the Term Loan. The obligation of the Lenders to make the Term Loan on the Funding Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Funding Date:

(a)  Certain Documents. The Administrative Agent shall have received on or prior to the Funding Date each of the following, each dated as of the Closing Date or Funding Date (as determined by the Administrative Agent) unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)  this Agreement and Notes conforming to the requirements set forth in Section 2.10(e), duly executed by the Borrowers;

(ii)  the Guaranty and Security Agreement and Canadian Security Documents, duly executed by each Borrower and Guarantor party thereto, together with (A) copies of UCC, PPSA and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, and (B) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Funding Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(iii)  the Pledge Agreement, duly executed by each applicable Borrower, together with (A) the original certificates representing the Stock of any Borrower or Subsidiary pursuant to a Pledge Agreement and (B) a Stock Power (as such term is defined in the Pledge Agreement) executed in blank for each certificate of Stock pledged pursuant to a Pledge Agreement;

(iv)  the IP Security Agreements, duly executed by the appropriate Borrowers, together with duly executed exhibits attached thereto for filing with the U.S. Trademark Office and the U.S. Copyright Office, as appropriate;

(v)  The Intercreditor Agreement, duly executed by the appropriate Borrowers and the First Lien Agent;

(vi)  a Mortgage for the Eligible Real Property, duly executed by the applicable Borrowers, together with all Mortgage Supporting Documents relating thereto;

(vii)  duly executed favorable opinions of counsel to the Loan Parties from (a) Michael J. Veitenheimer, general counsel to the Parent, (b) Thompson & Knight LLP, special U.S. counsel to the Loan Parties, and (c) Fraser Milner Casgrain LLP, special Canadian counsel to the Loan Parties, each addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(viii)  a copy of each Governing Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(ix)  a certificate of the secretary or other Responsible Officer of each Loan Party in charge of maintaining Books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Governing Documents of such Loan Party attached to such certificate are complete and correct copies of such Governing Documents as in effect on the date of such certification (or, for any such Governing Document delivered pursuant to clause (viii) above, that there have been no changes from such Governing Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(x)  a certificate of a Responsible Officer of the Parent to the effect that (A) each condition set forth in Section 3.1(g) has been satisfied and (B) each Loan Parties is, and after giving effect to the Term Loan and the application of the proceeds thereof in accordance with Section 6.22 and the payment of all estimated legal, accounting and other fees and expenses related hereto, shall be, Solvent;

(xi)  insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 6.4 are in full force and effect and have all endorsements required by such Section 6.4;

(xii)  the Corporate Chart;

(xiii)  the Perfection Certificate;

(xiv)  a Business Plan and Projections for Fiscal Year 2007, in each case in form and substance acceptable to the Administrative Agent;

(xv)  an inventory appraisal and collateral audit in form and substance acceptable to the Administrative Agent, prepared by such auditors as are reasonably acceptable to the Administrative Agent;

(xvi)  such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b)  Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Funding Date.

(c)  Consents. Each Loan Party shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d)  Cash Management. The Administrative Agent shall have received evidence that, as of the Funding Date, the procedures with respect to cash management required by the Loan Documents have been established and are currently being maintained by each Loan Party, together with Control Agreements executed by such Loan Party in connection therewith.

(e)  Initial Appraisals. The Administrative Agent shall have received appraisals, conducted by appraisers retained by the Administrative Agent, of all inventory of the Borrowers and the Eligible Real Property, each in form and substance satisfactory to the Administrative Agent, and shall be satisfied with any review an/or valuation of furniture, fixtures and equipment of the Borrowers that may be requested from the Borrowers or conducted by the Administrative Agent or on its behalf.

(f)  Borrowing Request. The Administrative Agent shall have received a duly executed borrowing request from the Borrowers addressed to the Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement of the proceeds of the Term Loan on the Funding Date.

(g)  Representations and Warranties; No Defaults. The representations and warranties set forth in any Loan Document shall be true and correct in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, and no Default or Event of Default shall be continuing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants, in all material respects, to each of them each of the following on and as of the Closing Date and the Funding Date:

Section 4.1  No Encumbrances. Each Loan Party (a) has good and valid title to its personal property assets and good and marketable title to its owned Real Property (subject to exceptions that do not, in the aggregate, materially impair the use of the personal property and Real Property of Borrowers taken as a whole), and in the case of the Collateral, free and clear of Liens except for Permitted Liens. All other information set forth on the Perfection Certificate is accurate and complete. There has been no change in any of such information since the date on which the Perfection Certificate was signed by Borrowers.

Section 4.2  Accounts. The Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than contingent customer rights of return arising in the ordinary course of business).

Section 4.3  Inventory. All inventory is of good and merchantable quality, free from known defects (other than saleable clearance goods arising in the ordinary course of business consistent with past practice).

Section 4.4  Location of Inventory. The inventory of each Loan Party is stored or located only at, or in-transit between, the locations identified on Schedule 4(a) of the Perfection Certificate or is stored with a bailee, warehouseman, or similar party, subject to a Bailee Acknowledgement or Collateral Access Agreement, except as otherwise permitted pursuant to Section 6.5 from September 1 to December 31 of any Fiscal Year.

Section 4.5  Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ inventory and the book value thereof.

Section 4.6  Name, Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number. (a) The legal name and jurisdiction of organization of each Loan Party is set forth on the Perfection Certificate.

(b)  The chief executive office of each Loan Party is located at the address indicated on the Perfection Certificate.

(c)  Each Loan Party’s FEIN and organizational identification number, if any, are identified on the Perfection Certificate.

(d)  Each Borrower has previously delivered to the Administrative Agent a Perfection Certificate. Each Borrower represents and warrants to the Lender Group that: (i) such Borrower’s exact legal name is that indicated on the applicable Perfection Certificate and on the signature page hereof; (ii) such Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the applicable Perfection Certificate; (iii) the applicable Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (iv) the applicable Perfection Certificate accurately sets forth such Borrower’s place of business or, if more than one, its chief executive office, as well as such Borrower’s mailing address, if different; (v) all other information set forth on the applicable Perfection Certificate pertaining to such Borrower is accurate and complete as of the date hereof; and (vi) there has been no change in any of such information since the date on which the applicable Perfection Certificate was signed by such Borrower.

Section 4.7  Due Organization and Qualification; Subsidiaries. (a) Each Borrower (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is qualified to do business in any state or province where the failure to be so qualified reasonably could be expected to cause a Material Adverse Effect.

(b)  Set forth on Schedule 4.7 (as such Schedule may be updated with the written consent of the Administrative Agent), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date a description of the number of shares of each such class that are issued and outstanding and, other than with respect to Parent, the owner of such Stock. Other than as described on Schedule 4.7 and except for employee and director stock options and deferred director units there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)  Set forth on Schedule 4.7 (as such Schedule may be updated with the written consent of the Administrative Agent), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)  Except as set forth on Schedule 4.7, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

Section 4.8  Due Authorization; No Conflict. (a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby are within the corporate (or the equivalent) authority of such Borrower and have been duly authorized by all necessary action on the part of such Borrower.

(b)  As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local, statute, law, rule or regulation applicable to any Borrower or any order, judgment, decree, writ, injunction, license or permit of any court or other Governmental Authority binding on any Borrower unless such violation could not reasonably be expected to cause a Material Adverse Effect, (ii) violate any provision of the Governing Documents of any Borrower or require any approval of any Borrower’s interest holder, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Borrower unless such violation could not reasonably be expected to cause a Material Adverse Effect or the termination of such contract, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (v) require any approval of any Person under any material Contractual Obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)  Other than the filing of UCC financing statements, PPSA registration statements and registrations in Quebec, Canada, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)  As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)  The Administrative Agent’s Liens are validly created, perfected Liens, subject only to Permitted Liens.

Section 4.9  Litigation. (a) Other than those matters disclosed on Schedule 4.9 and immaterial matters where the amount in controversy is less than $250,000, there are no actions, suits, or proceedings or investigations pending or, to the best knowledge of Borrowers, threatened against any Loan Party, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date, that could not reasonably be expected to result in a Material Adverse Effect.

(b)  There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Borrowers, threatened against any Loan Party that question the validity or enforceability of this Agreement or any other Loan Document or any action taken or to be taken by the Borrowers in connection therewith.

Section 4.10  No Material Adverse Effect. All financial statements relating to any Loan Party that have been delivered by the Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to normal year-end audit adjustments not material in amount) and present fairly in all material respects, each Loan Party’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Effect with respect to any Loan Party since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

Section 4.11  Fraudulent Transfer. (a) The Borrowers, taken as a whole, are Solvent. The Loan Parties, taken as a whole, are Solvent.

(b)  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any such Loan Party.

Section 4.12  Canadian Benefit Plans and Canadian Pension Plans. Bombay Canada does not maintain or contribute to any Canadian Benefit Plan or Canadian Pension Plan.

Section 4.13  ERISA. None of the Loan Parties or any of their ERISA Affiliates maintains or contributes, or in the prior six years has maintained or contributed, to any Benefit Plan.

Section 4.14  Environmental Condition. Except as set forth on Schedule 4.14 and except for other matters that could not reasonably be expected to result in a Material Adverse Effect, (a) to the Borrowers’ knowledge, none of the Loan Parties’ properties or assets has ever been used by any Loan Party, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, (b) to the Borrowers’ knowledge, none of the Loan Parties’ owned Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Loan Party, and (d) no Loan Party has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or provincial governmental agency concerning any action or omission by any Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

Section 4.15  Brokerage Fees. No Loan Party has utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Loan Party in connection herewith.

Section 4.16  Intellectual Property. Each Loan Party owns, or holds licenses in, all Intellectual Property that is necessary to the conduct of its business as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Effect.

Section 4.17  Leases. Except where the failure to do so would not cause a Material Adverse Effect, the Loan Parties enjoy peaceful and undisturbed possession under all leases (including Capital Leases) material to their business and to which they are a party or under which they are operating. Except to the extent that such default would not cause a Material Adverse Effect, each of such leases is valid and subsisting and no material default by any Loan Party exists under such lease.

Section 4.18  Deposit Accounts. Set forth on Schedule 8 to the Perfection Certificate are all deposit accounts and securities accounts of each Loan Party, including, with respect to each bank or securities intermediary (i) the name and address of such Person, (ii) the account numbers of the deposit accounts or securities accounts maintained with such Person and (iii) whether such account is a “Store Account”, a “Concentration Account” or another account and if such account is another account, setting forth the purpose of such account.

Section 4.19  Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Partys) at such time in light of the circumstances under which such information was provided. On the Closing Date and the Funding Date, the Projections represent, and as of the date on which any other Projections are delivered to the Administrative Agent, such additional Projections represent the Borrowers’ good faith reasonable estimate of the Loan Parties’ future performance for the periods covered thereby it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or period covered by Projections may differ from the projected results and no assurance can be given that the Projections will be realized.

Section 4.20  Credit Card Receipts. Schedule 4.20 sets forth each of the Borrowers’ Credit Card Issuers, Credit Card Processors and all arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of all credit card charges for sales by the Borrowers, including a description of each Credit Card Agreement.

Section 4.21  Holding Company and Investment Company Acts. No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.22  Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any Collateral.

Section 4.23  Certain Transactions. None of the officers, directors, or employees of any Loan Party is presently a party to any transaction with any Loan Party (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.24  Regulations U and X. No Loan Party is engaged in principally, or as one of its important activities in, and no portion of the proceeds of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Section 4.25  Labor Relations. No Borrower has been or is presently a party to any collective bargaining or other labor contract. No event has occurred or circumstance exists which is likely to provide the basis for any work stoppage or other labor dispute. The Borrowers have complied in all material respects with all applicable laws, decrees, orders, judgments, statutes, laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing including all applicable provisions of the federal Fair Labor Standards Act, as amended. There is not presently pending and, to the Borrowers’ knowledge, there is not threatened any of the following:

(a)  any strike, slowdown, picketing, or work stoppage;

(b)  any proceeding against or affecting the Borrowers relating to the alleged violation of any applicable law, decree, order, judgment, statute, law, rule or regulation pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrowers, which, if determined adversely to the Borrowers would cause a Material Adverse Effect;

(c)  any lockout of any employees by the Borrowers (and no such action is contemplated by the Borrowers); or

(d)  any application for the certification of a collective bargaining agent.

Section 4.26  Indebtedness. Set forth on Schedule 7.1 is a true and complete list of all Indebtedness of each Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Funding Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

Section 4.27  Payment of Taxes. All tax returns, reports and declarations required to be filed by the Borrowers by any jurisdiction to which any of them is subject have been timely filed, except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All taxes and other governmental assessments and charges upon the Borrowers or their properties, assets, income and franchises (including real property taxes and payroll taxes) but not subject of a Permitted Protest have been paid prior to delinquency except where the failure to so pay could not reasonably be expected to have a Material Adverse Effect. The Borrowers have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of any Borrower know of any basis for any such claim. The Borrowers do not intend to treat the Term Loan and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

Section 4.28  Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Term Loan or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Loan Parties or any of their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

Section 4.29  No Burdensome Obligations; No Defaults. No Loan Party is a party to any Contractual Obligation, no Loan Party has Governing Documents containing obligations, and, to the knowledge of any Loan Party, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Loan Party (and, to the knowledge of each Loan Party, no other party thereto) is in default under or with respect to any Contractual Obligation of any Loan Party, other than those that would not, in the aggregate, have a Material Adverse Effect.

ARTICLE V

REPORTING COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation remains outstanding, the Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

Section 5.1  Accounting System; Access. Maintain a system of accounting that enables the Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Administrative Agent. The Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the inventory. The Borrowers shall further (a) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves and (b) at all times engage independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Parent and its Subsidiaries and will not permit more than 90 days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Parent and its Subsidiaries and the appointment in such capacity of a successor firm registered with the Public Company Accounting Oversight Board.

Section 5.2  Collateral Reporting.

(a)  Provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) the documents set forth on Schedule 5.2 in accordance with the delivery schedule set forth thereon; and

(b)  concurrently with each delivery of a Compliance Certificate pursuant to Section 5.3(a)(iii), provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) with an updated Perfection Certificate illustrating all changes to the information set forth in the Perfection Certificate previously delivered pursuant to Section 3.1(a)(xiii) or this Section 5.2(b) (including such updates and amendments required by Section 4.4, 4.6, 4.18, 6.5 or 6.18 of this Agreement or the Guaranty and Security Agreement or any other provision of any Loan Document, except if such information is otherwise required to be provided under this Agreement); provided, that delivery of an updated Perfection Certificate shall not cure any Default or Event of Default occurring as a result of failure of the Loan Parties to give any prior notice or obtain any consent required under this Agreement.

Section 5.3  Financial Statements, Reports, Business Plan, Certificates. Deliver to the Administrative Agent, with copies to each Lender:

(a)  as soon as available, but in any event within 45 days after the end of each of the 11 Fiscal Periods during each of Parent’s Fiscal Years,

(i)  a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, in each case setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year;

(ii)  a certificate signed by the chief financial officer of Parent to the effect that:

(A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries;

(B)  the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(C)  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Borrowers have taken, are taking, or propose to take with respect thereto).

(iii)  a Compliance Certificate.

(b)  As soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years, consolidated financial statements of Parent and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and certified by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, a copy of any “final” management letter delivered to Parent, its board of directors or any committees thereof), together with a certificate signed by the chief financial officer of Parent certifying as to the matters set forth in Section 5.3(a)(ii)(A)-(C) and a Compliance Certificate;

(c)  as soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years, copies of the Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to the Administrative Agent, in its sole discretion, for the forthcoming Fiscal Year, on a month by month basis, certified by the chief financial officer of Parent as being such officer’s good faith reasonable estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results and no assurance can be given that the Projections will be realized;

(d)  if and when filed by any Borrower,

(i)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(ii)  any other filings made by any Borrower with the SEC;

(iii)  upon request by the Administrative Agent, in its Permitted Discretion, copies of the Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service; and

(iv)  any other information that is provided by Parent to its shareholders or by the Borrowers to the First Lien Agent generally;

provided, that for purposes of this clause (d), any information to be delivered hereunder shall be deemed to have been delivered when posted on the Parent’s website or otherwise made available on the website of the SEC;

(e)  as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof together with a reasonably detailed description thereof and a statement of the curative action that the Borrowers propose to take with respect thereto;

(f)  promptly after the commencement thereof, but in any event within 10 Business Days after the service of process with respect thereto on any Loan Party, notice of all actions, suits, or proceedings brought by or against any Loan Party before any Governmental Authority which, if determined adversely to such Loan Party, reasonably could be expected to result in a Material Adverse Effect;

(g)  upon the request of the Administrative Agent in its Permitted Discretion, any other report reasonably requested relating to the financial condition of any Loan Party; provided, that such reports shall not be overly burdensome for any Borrower to prepare; and

(h)  as part of the Compliance Certificate delivered pursuant to clause (a)(iii) above, each in form and substance satisfactory to the Administrative Agent, a certificate by the Responsible Officer of the Parent certifying that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (h)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including an updated Perfection Certificate as to locations of Collateral) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Governing Document of any Loan Party or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

In addition to the financial statements referred to above, the Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis; provided, that (a) only Parent’s consolidated financial statements shall be audited, (b) consolidating financial statements shall be prepared without footnotes, and (c) the Borrowers shall only be required to deliver balance sheets and income statements on a consolidating basis. Parent agrees to cooperate with the Administrative Agent to allow the Administrative Agent to consult with its independent certified public accountants if the Administrative Agent reasonably requests the right to do so (and the Administrative Agent shall notify Parent as to the timing of such consultation and permit Parent to be present thereat or to otherwise participate therein) and that, in such connection, their independent certified public accountants are authorized to communicate with the Administrative Agent and to release to the Administrative Agent whatever financial information concerning any Loan Party that the Administrative Agent reasonably may request.

Section 5.4  Right to Inspect; Inventories, Appraisals Audits and Assessments.

(a)  The Administrative Agent (through any of its affiliates or any of its or their respective officers, employees, or agents) shall have the right, from time to time hereafter (which shall be at reasonable times following reasonable notice to Parent, prior to the occurrence of and during the continuation of an Event of Default) to (i) visit and inspect the property of each Borrower and examine the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral in order to verify the Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; (ii) discuss the affairs, finances and accounts of each Borrower with the Chief Financial Officer, the Treasurer or any Assistant Treasurer or any other Persons designated by such officers and (iii) communicate directly with any registered certified public accountants (including the Borrowers’ accountants) of any Borrower, and such accountants shall be authorized to communicate directly with the Administrative Agent, the Lenders and their respective affiliates and to disclose to the Administrative Agent, the Lenders or their respective affiliates, all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Borrower.

(b)  Without limiting the generality of the foregoing:

(i)  At the Borrowers’ expense, an Approved Inventory Servicer shall conduct physical inventories at, at least 95% of the Borrowers’ store locations 1 time per Fiscal Year, and at each of the Borrowers’ distribution centers at least 1 time per Fiscal Year at such times as shall be determined by the Borrowers with notice to the Administrative Agent. The Administrative Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of inventory which is undertaken on behalf of the Borrowers at each of the Borrowers’ distribution centers and at not more than 10% of the Borrowers’ store locations. The Parent shall provide the Administrative Agent with the preliminary inventory levels at each store of each Borrower within 15 Business Days following the completion of such inventory. The Parent, within 45 days following the completion of each such physical inventory, in the aggregate, shall provide the Administrative Agent with an aggregate reconciliation of the results of such inventory and shall post such results to Borrowers’ stock ledger and general ledger, as applicable. Prior to the occurrence of an Event of Default, the Administrative Agent, in its Permitted Discretion, may (and shall at the Required Lender’s direction), cause one (1) additional inventory per Fiscal Year to be taken at the expense of the Borrowers, provided that the Administrative Agent shall not require any physical inventories prior to January 1, 2008. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its Permitted Discretion, may (and shall at the Required Lender’s direction), cause additional inventories to be taken at the expense of the Borrowers.

(ii)  At the Borrowers’ expense, at the request of the Administrative Agent, the Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of Lenders) with respect to the Books and Accounts and inventory components included in the Aggregate Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers) and inventory (including verification as to the value, location and respective types); provided, however, that the Borrowers shall not be obligated to pay for more than 4 commercial finance exams in any 12 month period; provided, further, however, the Administrative Agent shall not conduct its own commercial finance audits so long as the First Lien Agent conducts such commercial finance audits and furnishes the Administrative Agent with copies of the results of such audits provided, further, however, that following the occurrence and during the continuance of an Event of Default, the Borrowers shall be obligated to pay for such additional commercial finance exams as the Administrative Agent may, in its Permitted Discretion, require.

(iii)  The Administrative Agent may from time to time obtain inventory appraisals conducted by such appraisers as are satisfactory to the Administrative Agent or conduct inventory appraisals (in all events, at the Borrowers’ expense). If the Administrative Agent determines that there have been changes in markdowns, inventory mix and composition, accounting methods or any other factors affecting the value of the Collateral, the Administrative Agent may in its Permitted Discretion have the inventory reappraised by a qualified appraisal company selected by the Administrative Agent from time to time after the Closing Date; provided, however, that the Borrowers shall not be obligated to pay for more than 2 inventory appraisals in any 12 month period unless the Adjusted Availability is less than 10% of the Aggregate Borrowing Base, in which case, the Borrowers shall be obligated to pay for 4 inventory appraisals in such 12 month period; provided, further, however, that Administrative Agent may from time to time in its Permitted Discretion require “limited scope” appraisals (it being the Administrative Agent’s present intention to require such “limited scope” appraisals no less than monthly), in each case at the Borrower’s expense; provided further, however, that that following the occurrence and during the continuance of an Event of Default, the Borrowers shall be obligated to pay for such additional appraisals as the Administrative Agent may, in its Permitted Discretion, require.

(iv)  At the Borrowers’ expense, upon the request of the Administrative Agent, the Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, real property appraisals or “desktop” review of the most recent real estate appraisal as the Administrative Agent may, in its Permitted Discretion, require from an independent real estate appraiser satisfactory to the Administrative Agent (which may be affiliated with one of Lenders) with respect to the Eligible Real Property.

(v)  Upon the request of the Administrative Agent from time to time, the Borrowers shall furnish statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and in form and reasonably satisfactory to the Administrative Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent, as long as any Obligation remains outstanding, the Borrowers shall and shall cause each of their respective Subsidiaries to do each of the following:

Section 6.1  Returns. Account for returns of inventory and customer credits and record the effects thereof on the general ledger on the same basis and in accordance with the usual and customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2  Maintenance of Properties.

(a)  At all times preserve and keep in full force and effect each Borrower’s valid existence and good standing and any rights and franchises material to the Borrowers’ business;

(b)  Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted;

(c)  Cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(d)  Continue to engage in the businesses of selling home furnishings at the retail and wholesale level, and related businesses; and

(e)  Comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder;

provided, that nothing in this Section 6.2 shall prevent the Borrowers from conducting the store closings contemplated by Section 6.19 or from discontinuing the operation and maintenance of any of their properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the relevant Borrower, desirable in the conduct of its or their business and do not in the aggregate cause a Material Adverse Effect.

Section 6.3  Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, as well as all claims for labor materials or supplies that if unpaid might by law become a Lien or charge upon its property, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Administrative Agent with proof satisfactory to the Administrative Agent indicating that the applicable Loan Party has made such payments or deposits.

Section 6.4  Insurance. At the Borrowers’ expense, maintain in full force and effect all policies of insurance respecting the Loan Parties’ assets wherever located, covering loss or damage by fire, theft, explosion, and other hazards and risks and also shall maintain business interruption, public liability, product liability, property damage, other casualty, workers’ compensation insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar business and with financially sound and reputable insurance companies or associations. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. The Borrowers shall deliver copies of all such policies to the Administrative Agent with a satisfactory lender’s loss payable endorsement (subject to the rights of the First Lien Lender) naming the Administrative Agent as loss payee (with respect to the Collateral) or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever.

Section 6.5  Location of Inventory. Keep each Loan Party’s inventory (other than Eligible In-Transit Inventory) only at the locations identified on Schedule 4(b) of the Perfection Certificate and their chief executive offices only at the locations identified on Section 2(b) of the Perfection Certificate; provided, however, that (a) Parent may amend Section 2(b) and Schedule 4(b) of the Perfection Certificate so long as such amendment occurs by written notice to the Administrative Agent not less than 30 days prior to the date on which such inventory is moved to such new location or such chief executive office is relocated, so long as such new location is within the United States or Canada (other than Eligible In-Transit Inventory), which amendment shall be included in any Perfection Certificate delivered pursuant to Section 5.2, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or other documents necessary to perfect and continue the Administrative Agent’s Liens on such assets and also provides a Collateral Access Agreement with respect thereto if such location is a warehouse, distribution center, fulfillment center, contract warehouse or other real property (other than a retail store location) leased by a Borrower, and (b) each Loan Party may keep inventory during the period from September 1 to December 31 of each year at warehouses leased by such Persons or in a fulfillment center or contract warehouse, to the extent permitted pursuant to Section 6.5 of the First Lien Credit Agreement.

Section 6.6  Compliance with Laws, Etc. Comply with all Requirements of Law, and orders of any Governmental Authority, and make all necessary filings with, and give all appropriate notices to, Governmental Authorities, including the Fair Labor Standards Act and the Americans With Disabilities Act, and with all Contractual Obligations and Permits, other than laws, rules, regulations, orders, Contractual Obligations and Permits the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7  Leases. Pay when due all rents and other amounts payable under any leases to which any Loan Party is a party or by which any Loan Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or unless nonpayment of such rents and other amounts individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8  Existence. At all times preserve and keep in full force and effect each Loan Party’s valid existence and good standing and any rights and franchises material to their businesses except as otherwise permitted pursuant to Section 7.4.

Section 6.9  Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect (a) keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to the Administrative Agent documentation of such compliance which the Administrative Agent reasonably requests, (c) promptly notify the Administrative Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Effect.

Section 6.10  Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties) in light of the circumstances in which made; provided, that Projections, Perfection Certificates and Schedules furnished to the Lender Group shall be deemed to be updated as and when delivered pursuant to and in accordance with the terms hereof. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement, any Perfection Certificate or any of the Schedules hereto.

Section 6.11  Formation of Subsidiaries; Further Assurances. (a) At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (i) cause such new Subsidiary to provide to the Administrative Agent a joinder to this Agreement and the Guaranty and Security Agreement or the Canadian Security Documents, as applicable, allonges to Notes, and other security documents, as well as appropriate UCC-1 financing statements, PPSA or other relevant filings in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a Lien, subject only to Permitted Liens, in and to the assets of such newly formed or acquired Subsidiary in scope similar to the collateral granted hereunder); and (ii) provide to the Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. (b) The Borrowers shall take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent). Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

Section 6.12  Additional Collateral Covenants. Except for Permitted Liens, be the owners of the Collateral free from any right or claim of any other Person or any Lien, and shall defend the same against all claims and demands of all Persons at any time claiming the same or any interests therein adverse to the Administrative Agent or any Lender. The Borrowers may grant such allowances, discounts or other adjustments to the Borrowers’ Account Debtors as the Borrowers may reasonably deem to accord with sound business practice pursuant to past practices.

Section 6.13  Investment Proceeds, Etc. The proceeds of any funds received by any Borrower whether or not from ordinary course business operations (including, without limitation, tax refunds, damage awards, or insurance or condemnation proceeds) with respect to the Collateral shall be deposited directly into the Cash Collateral Account to be applied on account of the Obligations in accordance with Section 2.8 if a Cash Dominion Event has occurred and is continuing.

Section 6.14  Immediate Notice to the Administrative Agent.

(a)  The Parent shall provide the Administrative Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(i)  The completion of any physical count of all or a material portion of the Borrowers’ inventory (together with a copy of the results thereof certified by the Parent);

(ii)  Any failure by the Borrowers to pay rent on a timely basis at 20% or more of any of the Borrowers’ locations, and as and when such rent payment is due;

(iii)  Any Material Adverse Effect;

(iv)  the occurrence of any Default or Event of Default, including, without limitation, the delivery of any notice to the First Lien Agent (or any First Lien Lender) of any “defaults” or “events of default” under the First Lien Credit Agreement or the other First Lien Loan Documents;

(v)  The occurrence of any Cash Dominion Event or Cash Dominion Reversion;

(vi)  Any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject;

(vii)  The occurrence any Property Loss Event involving Collateral having a fair market value in excess of $500,000;

(viii)  Any permanent reduction of First Lien Debt; or

(ix)  The obtaining of an organization identification number by any Borrower which did not have one on the Closing Date, together with such number.

(b)  The Parent shall:

(i)  Provide the Administrative Agent, when so distributed, with copies of any materials distributed to the shareholders of any Borrower (provided, that for purposes of this clause (i), any materials to be delivered hereunder shall be deemed to have been delivered when posted on the Parent’s website or otherwise made available on the website of the SEC);

(ii)  Add the Administrative Agent as an addressee on all mailing lists maintained by or for Borrowers;

(iii)  At the reasonable request of the Administrative Agent, from time to time, provide the Administrative Agent with copies of all requested advertising (including copies of all print advertising and duplicate tapes of all requested video and radio advertising);

(iv)  At the request of the Administrative Agent, provide the Administrative Agent, following review by the Audit and Finance Committee of the Parent’s Board of Directors, with a copy of any management letter or similar communications from any accountant of the Borrowers; and

(v)  Provide the Administrative Agent with details of all credit card arrangements to which any Loan Party is from time to time a party, including details relating to such Loan Party’s compliance with the terms of payment to the applicable Cash Collateral Account of the proceeds of all credit card charges for sales by such Loan Party.

(vi)  The Parent shall provide the Administrative Agent with (a) prior written notice of any entity’s becoming or ceasing to be a Subsidiary and (b) prompt written notice of any entity’s becoming or ceasing to be an Affiliate (other than a Subsidiary).

Section 6.15  Certain Subsidiaries. The Parent shall not permit Bailey Street Trading Company, BMAJ, Inc., and The Bombay Company de Mexico, S.A. de C.V. to engage in any trade or business or own any assets or incur any Indebtedness to any Person. The Bombay Furniture Company, Inc. shall not engage in any business or activity other than managing the foreign offices of the Loan Parties and holding immaterial assets incidental thereto.

Section 6.16  Further Assurances. Cooperate with Lenders and the Administrative Agent and execute such further instruments and documents as Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

Section 6.17  Governing Documents. Deliver to the Administrative Agent complete and correct copies of all documents modifying any term of any Governing Document of any Loan Party or joint venture thereof on or prior to the date of delivery of any Compliance Certificate delivered pursuant to Section 5.3(a)(iii).

Section 6.18  Deposit Accounts; Securities Accounts and Cash Collateral Accounts.

(a)  Subject to the Intercreditor Agreement, the Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to the Administrative Agent at one or more of the banks (a “Cash Management Bank”) set forth on Schedule 8 of the Perfection Certificate, (ii) promptly, and in any event no later than the first Business Day after the date of receipt thereof, cause all Collections of Borrowers or cash proceeds of Accounts of Borrowers to be deposited only into Store Accounts or Concentration Accounts, each set forth on Schedule 8 of the Perfection Certificate and (iii) direct all Cash Management Banks with Store Accounts to (A) so long as no Cash Dominion Event has occurred and is continuing, cause all Collections of Borrowers in an amount greater than $50,000 to be transferred no less frequently than twice each week, to and only to, a Concentration Account or a Cash Collateral Account, and (B) after the occurrence and during the continuance of a Cash Dominion Event cause all Collections of Borrowers in an amount greater than $10,000 then held in each such Store Account to be transferred no less frequently than once each day to, and only to, a Concentration Account or a Cash Collateral Account. If, notwithstanding the provisions of this Section 6.18, after the occurrence and during the continuance of a Cash Dominion Event, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for the Administrative Agent, as the case may be, and shall not commingle such Collections with any of Borrowers’ other funds or deposit such Collections in any account of Borrowers except as instructed by the Administrative Agent.

(b)  Borrowers shall establish and maintain Control Agreements with the Administrative Agent, the First Lien Agent and each Cash Management Bank with respect to each Concentration Account. Each such Control Agreement shall provide, among other things, that after the occurrence and during the continuance of a Cash Dominion Event, (i) upon notice from the Administrative Agent, the Cash Management Bank will comply with instructions of the Administrative Agent, directing the disposition of funds in the Concentration Account without further consent by Borrowers, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Concentration Accounts to a Cash Collateral Account designated by the Administrative Agent.

(c)  Borrowers shall establish and maintain Credit Card Agreements with the Administrative Agent, the First Lien Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the Credit Card Issuer or Credit Card Processor) by Borrowers received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis. Borrowers shall not attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of the Administrative Agent.

(d)  So long as no Cash Dominion Event has occurred and is continuing, the Parent may amend Schedule 8 of the Perfection Certificate to add or replace a Cash Management Bank or deposit account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to the Administrative Agent and the Administrative Agent shall have consented in writing in advance to the opening of such deposit account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of any Concentration Account, Borrowers and such prospective Cash Management Bank shall have executed and delivered to the Administrative Agent, a Control Agreement in accordance with clause (b) above. Borrowers shall close any of their deposit accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Administrative Agent, that the creditworthiness of any Cash Management Bank is no longer acceptable in the Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Administrative Agent, that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or the Administrative Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Administrative Agent’s reasonable judgment. If, notwithstanding the provisions of this Section 6.18, after the occurrence and during the continuance of a Cash Dominion Event, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for the Administrative Agent, and shall not commingle such Collections with any of the Borrowers’ other funds or deposit such Collections in any account of the Borrowers except as instructed by the Administrative Agent.

(e)  After the occurrence and during the continuance of a Cash Dominion Event, the deposit accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers have granted a Lien on each deposit account to the Administrative Agent pursuant to the Loan Documents.

(f)      Following the occurrence of a Cash Dominion Event, the Borrowers agree that they will not, and will not permit their Subsidiaries to, transfer assets out of any of their deposit accounts or securities accounts. Following the occurrence of a Cash Dominion Event, the Borrowers agree that they will and will cause their Subsidiaries to take any or all reasonable steps that the Administrative Agent requests in order for the Administrative Agent to obtain control in accordance with the UCC with respect to any of its or their securities accounts, deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights. No arrangement contemplated hereby or by any Control Agreement in respect of any deposit accounts, securities accounts or other investment property shall be modified by Borrowers without the prior written consent of the Administrative Agent. Upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent may notify any bank or securities intermediary to liquidate the applicable deposit account or securities account or any related investment property maintained or held thereby and remit the proceeds thereof to a Cash Collateral Account identified by the Administrative Agent.

(g)  The Administrative Agent shall have no responsibility for, or bear any risk of loss of, any investment or income of any funds in any deposit account. From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent, may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.8. No Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the payment in full of all Obligations.

Section 6.19  Release of Eligible Real Property. Following the Parent’s written request therefore, the Administrative Agent shall release its Lien upon the Eligible Real Property, at the expense of the Borrowers, so long as (a) Borrowers shall have provided the Administrative Agent with fifteen (15) Business Days’ prior notice thereof; (b) Borrowers shall have complied with Section 2.8(a), if applicable; (c) at the time of such request and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (d) Adjusted Availability at the time of such request and after giving effect thereto shall be no less than 20% of the Aggregate Borrowing Base on such date and for the next two Fiscal Periods succeeding the Fiscal Period in which such release shall occur.

Section 6.20  Store Closing Sale. Borrowers shall complete the closure of at least 70% of the stores Borrowers project to close in the Business Plan by January 31, 2008 (excluding Bombay Kids stores operated in a combination format). Borrowers shall conduct such store closures on a “store closing sale” basis with the assistance of a nationally recognized liquidator, acceptable to both the First Lien Agent and the Administrative Agent in their Permitted Discretion, which liquidator shall be retained pursuant to an “agency agreement” on terms and conditions acceptable to the Administrative Agent, in its Permitted Discretion. The Borrowers shall retain an Affiliate of the Administrative Agent as its agent for the purposes of acting as “agent” in connection with the conduct of such store closing sales in accordance with its Business Plan on a “fee basis” on terms and conditions to be agreed by Borrowers and such Affiliate, provided, that in the event that Borrowers intend to conduct a store closing sale involving a simultaneous closing of 30 or more of its retail locations, then Borrowers shall retain a nationally recognized liquidation company, acceptable to, and on such terms and conditions acceptable to, the First Lien Agent, in its Permitted Discretion. In connection with such store closing sales, Borrowers shall retain an Affiliate of the Administrative Agent, on terms and conditions acceptable to the First Lien Agent in their Permitted Discretion, as its agent for the purposes of acting as “agent” in connection with the negotiation for the disposition and/or termination of the Leases and Leasehold Interests for such store locations. All proceeds of such store closing sales and Lease and Leasehold Interest dispositions shall, subject to the terms of the Intercreditor Agreement, be remitted to the Administrative Agent for application to the Loan.

Section 6.21  Grant of Non-Exclusive License. For the purpose of enabling the Administrative Agent to exercise the Administrative Agent’s rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement, each Borrower hereby (a) grants to the Administrative Agent and its agents, for the benefit of each Secured Party, a royalty free, non-exclusive, irrevocable worldwide license, such license being with respect to the Administrative Agent’s exercise of its rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement including, without limitation, in connection with any completion of the manufacture of inventory or any sale or other disposition of inventory (i) to use, apply, and affix any trademark, trade name, logo, or the like in which any Borrower now or hereafter has rights, (ii) to use, license or sublicense any Intellectual Property or computer software now owned, held or hereafter acquired by such Borrower, including in such license access to all media such and to the extent to which any of the licensed items may be recorded or stored and to all computer software programs such and to the extent used for the compilation or print out thereof; provided, that the Administrative Agent’s use of the property described in clauses (i) and (ii) above will comply with all Requirements of Law, and (iii) to use any and all furniture, fixtures and equipment contained in any premises owned or occupied by any Borrower in connection with the exercise of the Administrative Agent’s rights and remedies under Section 8 of this Agreement and Section 6.1 of the Guaranty and Security Agreement, and (b) agrees to provide the Administrative Agent and/or its agents with access to, and the right to use, any such premises owned or occupied by any Borrower.

Section 6.22  Use of Proceeds. Use the proceeds of the Term Loan solely for the general working capital requirements of the Borrowers, including transactional fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and shall not use such proceeds to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board).

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent, as long as any Obligation remains outstanding, no Borrower shall, nor shall it permit any Loan Party to:

Section 7.1  Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)  the Obligations;

(b)  Indebtedness set forth on Schedule 7.1;

(c)  Permitted Purchase Money Indebtedness;

(d)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Administrative Agent’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by the Borrowers or materially impair the Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrower as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e)  at any time following the release of the Eligible Real Property in accordance with Section 6.19, Permitted Office Building Indebtedness and all refinancings, renewals, or extensions thereof (and continuance or renewal or any Permitted Liens associated therewith);

(f)  endorsement of instruments or other payment items for deposit;

(g)  Indebtedness composing Permitted Investments;

(h)  Indebtedness of a Borrower to another Borrower;

(i)  Indebtedness of a Loan Party in respect of Hedging Agreements entered into by such Person with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Person that is accruing interest at a variable rate; provided, that each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who at the time the contract is made has long-term obligations rated A or Aa3 or better, respectively, by S&P and Moody’s;

(j)  other unsecured Indebtedness of any Loan Party, in an aggregate amount not to exceed at any time $2,000,000; and

(k)  First Lien Debt under the First Lien Credit Agreement.

Section 7.2  Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens in favor of the First Lien Agent and Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) or (e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

Section 7.3  Restrictions on Negative Pledges and Upstream Limitation.

(a)  Enter into or permit to exist any arrangement or agreement (excluding this Agreement, the other Loan Documents and the First Lien Credit Documents) which directly or indirectly prohibits any Loan Party from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of their Subsidiaries whether now owned or hereafter acquired; or

(b)  Enter into any agreement, contract or arrangement (excluding this Agreement, the other Loan Documents and the First Lien Credit Documents as in effect on the date hereof) restricting the ability of any Subsidiary of any Borrower to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers;

in each case other than (i) restrictions on specific assets which assets are the subject of Permitted Purchase Money Indebtedness or at any time following the release of the Eligible Real Property in accordance with Section 6.19, Permitted Office Building Indebtedness, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Loan Party in the ordinary course of its business and (iii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Section 7.4  Restrictions on Fundamental Changes. (a) Enter into any merger or consolidation, (b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, except:

(i)  any Borrower may be merged with or into another U.S. Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any U.S. Borrower; provided, that (A) at the time of any such event, no Event of Default shall exist or shall result from such event and (B) in the case of such an event, a U.S. Borrower shall be the continuing or surviving Person;

(ii)  (A) any Subsidiary of a Borrower that is a Domestic Person may be merged with or into another Subsidiary of a Borrower that is a Domestic Person, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary of a Borrower that is a Domestic Person; provided, that at the time of any such event no Event of Default shall exist or shall result from such event, and (B) any Subsidiary of a Borrower that is a Domestic Person may be merged with and into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any U.S. Borrower; provided, that (1) at the time of any such event, no Event of Default shall exist or shall result from such event, (2) a U.S. Borrower shall be the continuing or surviving Person, and (3) the Borrowers shall have obtained the Administrative Agent’s prior written consent;

(iii)  in connection with (A) sales or closures of stores or distribution centers in the normal course of business, and (B) dispositions of inventory and other assets located at such locations (or used in connection with the operation thereof) and related non-depreciated leasehold interests related thereto, in each case on reasonable terms consistent with such Person’s usual practice in connection with such sales or closures; provided, that the proceeds of such sales and dispositions of inventory closures are used to repay or prepay the Obligations pursuant to Section 2.8;

(iv)  the sale, in one transaction or a series of transactions, of the Bombay Office Complex;

(v)  dispositions permitted by Section 7.5; and

(vi)  any other disposition of assets in any Fiscal Year for full and fair consideration as long as the value of such assets does not exceed $1,000,000.

Section 7.5  Disposal of Assets; Sale and Leaseback. Other than Permitted Dispositions, and dispositions permitted by Section 7.4, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Loan Party. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Loan Party shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any Loan Party intends to use for substantially the same purpose as the property being sold or transferred other than (a) sale leaseback transactions (in one transaction or a series of transactions) in respect of the Bombay Office Complex and (b) other sale leaseback transactions not to exceed $2,500,000 in the aggregate at any time.

Section 7.6  Change Name; Change Governing Documents. (a) Change any Loan Party’s name, FEIN, organizational identification number, type of organization, jurisdiction of organization or other legal structure or relocate any Loan Party’s chief executive office to a new location, without the consent of the Administrative Agent (not to be unreasonably withheld so long as, at the time of such request for consent, such Loan Party provides any financing statements necessary to perfect and continue perfected the Administrative Agent’s Liens or any constitutive documents resulting from such change); provided, however, that a Loan Party may change its name or chief executive office location upon at least 30 days prior written notice by Parent to the Administrative Agent of such change and so long as, at the time of such written notification, such Loan Party provides any financing statements necessary to perfect and continue perfected the Administrative Agent’s Liens; provided, further, that no Loan Party shall change its name, identity or corporate or organizational structure in any manner that might make any financing statement filed in connection herewith or any other Loan Document materially misleading within the meaning of section 46(4) of the PPSA (or any comparable provision then in effect) except upon prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgement that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders; or

(b) Change, waive or otherwise modify any Governing Document of, or otherwise change the capital structure of, any Loan Party (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (i) do not elect, or permit the election, to treat the Stock Equivalents of any limited liability company (or similar entity) as certificated and (ii) do not materially affect the rights and privileges of any Loan Party and do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral.

Section 7.7  Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d),

(a)  prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than the Obligations in accordance with this Agreement or the prepayment of the First Lien Debt in accordance with the terms of the First Lien Credit Agreement as in effect on the date hereof; or

(b)  directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c) or, except as permitted pursuant to the Intercreditor Agreement, .

Section 7.8  Consignments. Consign any of their inventory or sell any of their inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except for (a) consignments of inventory not to exceed the aggregate Cost amount of $1,000,000 at any time, and (b) rights of purchasers to return inventory pursuant to any Loan Party’s return policy.

Section 7.9  Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock or options or rights with respect to common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding; provided, however, that (a) the Borrowers may purchase, acquire, redeem or retire any of the Borrowers’ Stock or may pay cash dividends on any Borrowers’ Stock at any time so long as (i) at the time of such purchase, acquisition redemption, retirement, payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect thereto, Availability shall be at least equal to $25,000,000 and the Parent shall have delivered to the Administrative Agent a Compliance Certificate and Projections evidencing the maintenance of Availability of at least $25,000,000 for the 2 Fiscal Quarters then ended immediately prior to such purchase, acquisition, redemption or retirement of any Borrower’s Stock, and (iii) such distributions are contemplated by the Business Plan and (b) Borrowers may make distributions or declare and pay any dividends on and may purchase, acquire, redeem, or retire any Borrower’s Stock in a substantially contemporaneous exchange for common Stock or other common equity interests of such Borrower (including as a result of new issuances of common Stock or common equity interests).

Section 7.10  Accounting Methods. Modify or change their Fiscal Year or their method of accounting (other than as may be required to conform to GAAP).

Section 7.11  Investments, Acquisitions. Except for Permitted Investments and Permitted Acquisitions, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that such Investments will be considered Investments permitted by this Section 7.11 only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of Lenders and the Administrative Agent, a perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

Section 7.12  Transactions with Affiliates. Engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business except (a) reasonable and customary fees and other consideration paid to members of the board of directors of Parent and (b) compensation and benefit arrangements for officers and other employees of any Loan Party entered into in the ordinary course of business and (c) transactions among Parent and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices. Each Affiliate of the Borrowers is listed on Schedule 7.12 (as such Schedule may be updated from time to time).

Section 7.13  Suspension. Suspend or go out of a substantial portion of their business, other than in relation to Permitted Dispositions or transactions expressly permitted by Sections 7.4 and 7.5.

Section 7.14  Inventory with Bailees. Unless the Administrative Agent has granted its prior written consent and the Borrowers have delivered to the Administrative Agent a Bailee Acknowledgment with respect to the applicable inventory, no inventory shall at any time now or hereafter be stored with a bailee, warehouseman, or similar party (other than inventory located at retail locations).

Section 7.15  Store Openings. Except as otherwise provided in the Borrowers’ Business Plan or Section 6.20 with respect to the store closings, open any location at which the Borrowers maintain, offer for sale or store any of the Collateral.

Section 7.16  Securities Accounts. Establish or maintain any securities account unless the Administrative Agent shall have received a Control Agreement in respect of such securities account in compliance with Section 6.18. No Borrower shall transfer assets out of any securities account; provided, however, that, so long as no Cash Dominion Event has occurred and is continuing or would result therefrom, the Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

Section 7.17  Deposit Accounts, Credit Card Agreements, etc. (a) Establish any bank accounts, credit card clearinghouse or processors, other than those deposit accounts, securities accounts, Credit Card Agreements and other accounts, all listed on Schedule 8 of the Perfection Certificate or Schedule 4.20, without providing advance written notice to the Administrative Agent, provided that, in the case of securities accounts and deposit accounts, the Borrowers shall provide the Administrative Agent with Control Agreements simultaneously with the opening of such new accounts, (b) violate directly or indirectly any Control Agreement with respect to a Controlled Deposit Account or a Controlled Securities Account or other bank agency or lock box agreement in favor of the Administrative Agent for the benefit of the Lender Group with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 8 of the Perfection Certificate any amounts in excess of amounts necessary to pay current payroll obligations from such accounts or (d) change any direction or designation relating to any Credit Card Processor.

Section 7.18  Employee Benefit Plans.

(a)  Engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could reasonably be expected to result in a Material Adverse Effect; or

(b)  permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Loan Party pursuant to §302(f) or §4068 of ERISA; or

(d)  amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)  establish, maintain, contribute to, or have any obligation or liability, contingent or otherwise, with respect to a Benefit Plan, Canadian Benefit Plan or Canadian Pension Plan; or

(f)  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $250,000.

Section 7.19  Margin Regulations. Use all or any portion of the proceeds of the Term Loan or any other credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 7.20  Amendments to First Lien Credit Agreement. The Borrowers will not agree to any amendment, modification, waiver or supplement to the First Lien Credit Agreement or any other agreement executed in connection therewith which contravenes the provisions of the Intercreditor Agreement.

Section 7.21  Acquisition of First Lien Debt, Notes. The Loan Parties shall not, and shall not permit any Subsidiary or Affiliate to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding First Lien Debt except upon the full repurchase or prepayment of the Obligations in accordance with the other terms of this Agreement, or the refinancing, repurchase or repayment of the First Lien Debt in accordance with the Intercreditor Agreement. The Loan Parties will promptly cancel all Notes or First Lien Debt acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Notes or First Lien Debt pursuant to any provision of this Agreement or otherwise and no Notes or First Lien Debt may be issued in substitution or exchange for any such Notes or First Lien Debt. For the avoidance of doubt, this Section 7.21 is not intended and shall not prevent the Borrowers from making any payments pursuant to the First Lien Credit Agreement.

Section 7.22  Potential Conflicts of Interest. No Loan Party shall own, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than five percent (5%) of the securities of any publicly held and traded company), or shall be an officer, director, employee, or consultant of, any Person that is a competitor of any Loan Party. No officer or director of any Loan Party or any Subsidiary of a Loan Party shall own, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Loan Parties or any Subsidiary of a Loan Party, have any cause of action or other claim whatsoever against another Loan Party, or owe any amount to any other Loan Party, except as permitted pursuant to the definition of Permitted Investments.

Section 7.23  Financial Covenants.

(a) Minimum Availability. The Borrowers shall not permit or suffer to exist Availability, at all times tested, of less than the lesser of (i) the Availability Floor then in effect and (ii) ten percent (10%) of the Aggregate Borrowing Base.

(b) Maximum Indebtedness. The Borrowers shall not permit or suffer to exist the aggregate of (i) all payment Obligations hereunder, plus (ii) all First Lien Debt (including, without limitation, all L/C Obligations as defined in the First Lien Credit Agreement), to be greater than 60% of the sum of the Eligible Inventory (valued at Cost) owned by the U.S. Borrowers and Eligible Inventory (valued at Cost) owned by Bombay Canada, tested as of December 31, 2007.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1  Definition. Each of the following shall be an Event of Default:

(a)  any Borrower shall fail to pay (i) when due any installment of principal whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment of the Obligations, and (ii) any interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees under any Loan Document or any other Obligation not set forth in the preceding clauses (i) or (ii) herein (x) so long as any Cash Dominion Event shall not have occurred, within 5 days after the date due, and (y) when the same shall be due and payable at any time any Cash Dominion Event shall have occurred;

(b)  (i) any Loan Party shall fail to comply with any of the provisions contained in Sections 5.2 (with respect to delivery of the Borrowing Base Certificate), 6.8, 6.14(a)(iii), 6.14(a)(iv), 6.18, or Article VII]; (ii) any Loan Party shall fail to comply with any of the provisions contained in Sections 5.2 (other than with respect to delivery of the Borrowing Base Certificate) or 6.4 for 5 Business Days, (iii) any Loan Party shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Article VIII) for 20 days after written notice of such failure has been given to the Parent by the Administrative Agent; and (iv) any representation or warranty of any Loan Party in this Agreement or any of the other Loan Documents or any Record or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(c)  if any material portion of any Loan Party’s assets is attached, seized, subject to a writ or distress warrant, levied upon, or comes into the possession of any third Person and the same is not discharged for 30 days or more;

(d)  if an Insolvency Proceeding is commenced by any Loan Party;

(e)  if an Insolvency Proceeding is commenced against any Loan Party, and any of the following events occur: (i) the applicable Loan Party consents to the institution of the Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (iv) a trustee, custodian, liquidator, monitor, receiver or receiver manager is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party, (v) an order for relief shall have been entered therein, (vi) any Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors or (vii) any Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (vi) above;

(f)  if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(g)  if a notice of Lien, levy, or assessment is filed of record with respect to any Loan Party’s assets by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Loan Party’s assets and the same is not paid prior to becoming delinquent;

(h)  if any Loan Party suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance) and such judgment is unstayed and undischarged for a period of thirty consecutive days after the date of entry thereof;

(i)  if there is a default in any material agreement to which any Loan Party is a party relative to such Person’s Indebtedness involving an aggregate amount of $5,000,000, or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s obligations thereunder, or to terminate such agreement;

(j)  if any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions application to such Indebtedness;

(k)  if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s Liens on the Collateral with a value in excess of $250,000 shall cease to be perfected, or shall cease to have the priority contemplated by the Loan Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)  any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of § 302(f)(1) of ERISA), provided that the Administrative Agent determines in its Permitted Discretion that such event (x) could be expected to result in liability of any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (y) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)  any Loan Party shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against any Loan Party, a punishment for which in any such case could include the forfeiture of any assets of such Loan Party having a fair market value in excess of $1,000,000;

(n)  a Change of Control shall occur; or

(o)  any “Event of Default” under and as defined in the First Lien Credit Agreement shall have occurred and be continuing.

Section 8.2  Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrowers and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Parent and the Borrowers (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 8.1(d) or Section 8.1(e)(ii), each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrowers (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1  Appointment and Duties. (a) Appointment of Agents. Each Lender hereby appoints GB Merchant Partners, LLC (together with any successor Administrative Agent pursuant to Section 9.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)  Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and are hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any Insolvency Proceeding described in Section 8.1(d) or Section 8.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(d) or Section 8.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each other Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender and may further authorize and direct each other, the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)  Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, and the terms “agent”, “administrative agent”, and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)  To the extent that any Loan Party now or in the future is required to grant security pursuant to the laws of the Province of Quebec, each Lender acting for itself and on behalf of all present and future Related Persons of such Lender that are or become Secured Parties, hereby irrevocably authorizes and appoints the Administrative Agent to act as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any debenture, bond or other title of indebtedness that may be issued by a Loan Party pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by a Loan Party of any such debenture, bond or other title of indebtedness as security for any Obligations, the Administrative Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent and pledgee for the benefit of the Secured Parties, the whole notwithstanding the provisions of Section 32 of the An Act respecting the Special Powers of Legal Persons (Quebec). The execution prior to the date hereof by the Administrative Agent of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Secured Party shall be deemed to have consented to and ratified the foregoing appointment of each of the Administrative Agent as fondé de pouvoir, agent and mandatory on behalf of all Secured Parties, including such person. For greater certainty, the Administrative Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the holder of an irrevocable power of attorney (fondé de pouvoir).

Section 9.2  Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.3  Use of Discretion. (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders.

(b)  Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 9.4  Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent as the Administrative Agent.

Section 9.5  Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.2, (ii) rely on the Register to the extent set forth in Section 2.10 (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)  Neither the Administrative Agent nor any Related Person shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrowers hereby waive and shall not assert (and each of the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)  shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)  shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)  makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Loan Party’s Related Person in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)  shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrowers hereby waives and agrees not to assert (and each of the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 9.6  Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of their Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 9.7  Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of either the Administrative Agent or any of its Related Persons.

Section 9.8  Expenses; Indemnities. (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of their Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)  Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), for such Lender’s Pro Rata Share of any Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person.

Section 9.9  Resignation of Administrative Agent.

(a)  The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Parent, effective on the date set forth in such notice (or provided such effective date is at least 30 days after the date of such notice). If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent has given notice of resignation, no successor Administrative Agent has been appointed by such Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the relevant Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Parent, which may not be unreasonably withheld, conditioned or delayed but shall not be required during the continuance of a Default.

(b)  Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the relevant Lenders shall assume and perform all of the duties of such Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent, under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 9.10  Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)  any Subsidiary of a Borrower from its guaranty of any Obligation of any Loan Party or any Borrower (other than Parent) if all of the Securities of such Person owned by any Loan Party are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Person would not be required to guaranty any Obligations pursuant to Section 6.11 or be a Borrower hereunder; and

(b)  any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 6.11 after giving effect to such Sale have been granted, and (ii) all of the Collateral and all Loan Parties, upon (A) payment and satisfaction in full of the Term Loan and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (B) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (C) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Parent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10.

Section 9.11  Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent, and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the relevant Administrative Agent) this Article IX, Section 10.8 (Right of Setoff), Section 10.9 (Sharing of Payments) and Section 10.20 (Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.1  Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Parent, (2) in the case of any other waiver, or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers; provided, however, that no amendment, consent or waiver described in clauses (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)  waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)  reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender;

(iii)  waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Term Loan or any fee owing to such Lender; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.5;

(iv)  except as provided in Section 10.9, release all or substantially all of the Collateral or any Borrower or any Guarantor from its guaranty of any Obligation of the Borrowers;

(v)  reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vi)  amend Section 9.10, Section 10.9 or this Section 10.1;

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article IX or the application thereof), and (y) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.12.

(b)  Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 10.2  Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Lenders and the Administrative Agent. Thereafter, it shall be binding upon and inure to the benefit of the Borrowers (in each case except for Article IX), the Administrative Agent and each Lender and, to the extent provided in Section 9.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. None of the Borrowers or the Administrative Agent (except to a successor Administrative Agent named pursuant to Section 9.9 or otherwise to facilitate the transaction contemplated in such Section 9.9) shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)  Right to Assign. Each Lender may, with the consent of the Administrative Agent, sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any such Lender, (iii) any Eligible Assignee, or (iv) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent; provided, however, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, or is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Term Loan or is made with the prior consent of the Borrowers and the Administrative Agent.

(c)  Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.12(a) and payment by the assignee of an assignment fee in the amount of $3,500, provided, that no such fee shall be payable in connection with an assignment to any existing Lender or any Affiliate of any Lender, or any Approved Fund. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)  Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article IX, Section 10.8 and Section 10.9 to the extent provided in Section 9.11).

(e)  Grant of Security Interests. In addition to the other rights provided in this Section 10.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on its Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)  Participants. In addition to the other rights provided in this Section 10.2, each Lender may without notice to or consent from the Administrative Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Sections 2.11 and 2.12, but only to the extent such participant delivers the tax forms such Lender is required to collect pursuant to Section 2.12(a) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation; provided, however, that in no case shall such participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled and, except for those described in Section 10.1(a)(iv) (or amendments, consents and waivers with respect to Section 9.10 to release all or substantially all of the Collateral).

Section 10.3  Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Loan Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of counsel (including allocated costs of internal counsel).

Section 10.4  Indemnities. (a) The Borrowers agree to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of the Term Loan, or any securities filing of, or with respect to, any Loan Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Borrowers, any Loan Party or any Affiliate of any of them in connection with any of the foregoing, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)  Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 10.5  Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.11, Section 2.12, Article IX, Section 10.3, Section 10.4 or this Section 10.5) and all representations and warranties made in any Loan Document shall (A) survive the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 10.6  Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.7  Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.8  Right of Setoff. The Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of any Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. The Administrative Agent and each Lender agree promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and their Affiliates and other Secured Parties may have.

Section 10.9  Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.11, 2.12 and 2.13 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 10.10  Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrowers, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.11  Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given (i) in writing and addressed to:

(A)  if to Parent or any Borrower, to:

The Bombay Company, Inc.
550 Bailey Avenue
Suite 700
Fort Worth, TX 76107
Attention: Elaine D. Crowley
Fax: (817) 332-7066

with copy to:

Thompson & Knight LLP
1700 Pacific Ave, Suite 3300
Dallas, Texas 75201
Attention: Fred W. Fulton, Esq.
Fax: (214) 880-3155

(B)  if to the Administrative Agent, to:

GB Merchant Partners, LLC
101 Huntington Ave., 10th Floor
Boston, MA 02199
Attention: Michael D. Murray
Tel: (617) 422-7845
Fax: (617) 210-7141

with copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Peter J. Antoszyk, Esq.
Tel: (617) 526-9749
Fax: (617) 526-9899

otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment, or (ii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a).

(b)  Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission,; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article IX shall be effective until received by the Administrative Agent.

Section 10.12  Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 10.11(a), the Administrative Agent, the Borrowers, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each Secured Party hereby acknowledges and agrees, and each Borrower shall cause each other Loan Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

Section 10.13  Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 10.14  Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)  Service of Process. Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each Borrower specified in Section 10.11 (and shall be effective when such mailing shall be effective, as provided therein). Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Bombay Canada hereby irrevocably appoints CT Corporation System, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of Bombay Canada and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York. Such appointment shall be irrevocable as long as the Term Loan is outstanding, except that if for any reason the Process Agent appointed hereby ceases to act as such, Bombay Canada will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan, New York as such Process Agent subject to the approval of the Administrative Agent (not to be unreasonably withheld). Bombay Canada hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Bombay Canada covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section 10.14(b) in full force and effect and to cause the Process Agent to act as such.

(c)  Non-Exclusive Jurisdiction. Nothing contained in this Section 10.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 10.15  Waiver of Jury Trial. Each PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY Loan Document OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). Each PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO Related Person OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE Loan Documents, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.15.

Section 10.16  Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.17  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.18  Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.19  Use of Name. Each Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GB Merchant Partners, LLC or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GB Merchant Partners, LLC and without the prior consent of GB Merchant Partners, LLC except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GB Merchant Partners, LLC prior thereto. The Borrowers hereby consent to the publication (including, without limitation, by way of press release or other public announcement), from time to time, by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement and the other Loan Documents using any Borrower’s name, product photographs, logo or trademark, provided such publication shall not occur prior to the earlier of (i) the Closing Date and (ii) any Borrower’s public announcement of such financing transactions.

Section 10.20  Non-Public Information; Confidentiality. (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)  Each Lender and the Administrative Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender or the Administrative Agent, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, grantees of any option described in Section 10.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 10.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.20 shall govern.

Section 10.21  Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 10.21 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars in New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section 10.21 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York, New York with the amount of the judgment currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agrees, to the fullest extent that it may effectively do so to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If the amount of Dollars so purchased exceeds the sum originally due to the Entitled Person, such Entitled Person shall remit such excess to the Borrowers.

Section 10.22  Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrowers, including the name and address of the Borrowers and other information allowing such Lender to identify the Borrowers in accordance with such act.

Section 10.23  Intercreditor Agreement. In the event of any conflict between any provision in this Agreement and any provision in the Intercreditor Agreement, such provision in the Intercreditor Agreement shall control and such provision of this Agreement shall be deemed to have been complied with or satisfied to the extent of such conflict. Without limiting the foregoing, so long any First Lien Debt or any obligation of the First Lien Lenders to extend credit to the Loan Parties pursuant to the First Lien Credit Agreement shall remain outstanding, any provisions of this Agreement requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of, or control over, collateral of any Loan Party, to be granted in or delivered to the Administrative Agent, shall be deemed complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if the same is delivered or granted to the First Lien Agent for itself and on behalf of the First Lien Lenders.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                     THE BOMBAY COMPANY, INC.

                     as Parent and a Borrower

By:	____________________________

                                                                 Name:

                                                                Title:

                                                                BBA HOLDINGS, LLC

                                                                as a Borrower

By:	_____________________________

                                                               Name:

                                                              Title:

                                                              BOMBAY INTERNATIONAL, INC.

                                                             as a Borrower

By:	______________________________

                                                            Name:

                                                            Title:

                                                            THE BOMBAY FURNITURE COMPANY OF CANADA INC.

                                                            as a Borrower

By:	_______________________________

                                                            Name:

                                                           Title:

                                                          GB MERCHANT PARTNERS, LLC,

                                                          as Administrative Agent

By:	____________________________

                                                         Name:

                                                         Title:

1903 ONSHORE FUNDING, LLC, as a Lender
By: GB Merchant Partners, LLC, its Investment Manager
By: _________________________________ Name: Title:

SCHEDULE I
Term Loan Amount

        Term Loan:

        1903 ONSHORE FUNDING, LLC       $10,000,000

SCHEDULE 4.7
Subsidiaries

See attached

SCHEDULE 4.9
Litigation

See attached

SCHEDULE 4.14
Environmental Condition

See attached

SCHEDULE 4.20
Credit Card Receipts

See attached

SCHEDULE 5.2
Collateral Reporting

Borrowers shall provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Administrative Agent:

(a) Weekly Reports.

(i) Borrowing Base Certificate. Parent shall provide to Administrative Agent, on Wednesday of each week, a signed Borrowing Base Certificate (in the form of Exhibit I, as such form may be revised from time to time by Administrative Agent), containing a weekly roll forward of inventory of the prior week; provided, however, that Parent, may, in its discretion, provide to Administrative Agent a Borrowing Base Certificate more frequently than as set forth herein. Such Certificate may be sent to Administrative Agent electronically (with an electronic signature) or by facsimile transmission; provided, further, that in each case, upon request by Administrative Agent, the original thereof is forwarded to Administrative Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Administrative Agent from time to time.

(ii) If, at any time, Adjusted Availability is less than 20% of the Aggregate Borrowing Base, a collateral activity summary or “roll forward” inventory report.

(b) Monthly Reports. Monthly, Parent shall provide to Administrative Agent original counterparts of (each in such form as the Administrative Agent from time to time may specify):

(i) Within 15 days of the end of each Fiscal Period for the immediately preceding Fiscal Period or on the next Business Day, in the event the 15th day does not fall on a Business Day:

(A) Reserved;
(B) Top 10 Vendor Purchases report;
(C) sales audit report and inventory summary by location and merchandise class;
(D) inventory certificate;
(E) state of store activity; and
(F) a collateral activity summary or “roll forward” inventory report.

(ii) Within 45 days of the end of each Fiscal Period for the immediately preceding Fiscal Period or on the next Business Day, in the event the 45th day does not fall on a Business Day:

(A) reconciliation of the stock ledger to the general ledger and the calculation of Availability; and

(B) rent, tax and insurance compliance certificate.

(iii) For purposes of items(c)(i) and (c)(ii) above, the first “preceding month” in respect of which the items required by that Section shall be provided shall be May, 2007.

In addition, each Borrowers agree to use their commercially reasonable efforts to assist Administrative Agent with the facilitation and implementation of a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

SCHEDULE 7.1
Existing Indebtedness

See attached

SCHEDULE 7.2
Existing Liens

See attached

SCHEDULE 7.13
Affiliates

See attached

SCHEDULE 7.16
Scheduled Store Closings

See attached